Exhibit 99.1
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
HUNTINGTON BANCSHARES INCORPORATED
To the Board of Directors and Shareholders of
Huntington Bancshares Incorporated
Columbus, Ohio
We have audited the accompanying consolidated balance sheets of Huntington Bancshares Incorporated and subsidiaries (the “Company”) as of December 31, 2006 and 2005, and the related consolidated statements of income, changes in shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2006. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Huntington Bancshares Incorporated and subsidiaries at December 31, 2006 and 2005, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2006 in conformity with accounting principles generally accepted in the United States of America.
As discussed in Notes 2, 5, 19, and 21 to the consolidated financial statements, the Company adopted Statement of Financial Accounting Standards (“SFAS”) No. 123(R), Share-Based Payment, SFAS No. 156, Accounting for Servicing of Financial Assets, and SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, in 2006.
We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of the Company’s internal control over financial reporting as of December 31, 2006, based on the criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 21, 2007 expressed an unqualified opinion on management’s assessment of the effectiveness of the Company’s internal control over financial reporting and an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting.
Deloitte & Touche LLP
Columbus, Ohio
February 21, 2007

CONSOLIDATED BALANCE SHEETS
HUNTINGTON BANCSHARES INCORPORATED

	December 31,

(in thousands, except number of shares)	2006	2005

Assets
Cash and due from banks	$1,080,163	$966,445
Federal funds sold and securities purchased under resale agreements	440,584	74,331
Interest bearing deposits in banks	74,168	22,391
Trading account securities	36,056	8,619
Loans held for sale	270,422	294,344
Investment securities	4,362,924	4,526,520
Loans and leases:
Commercial and industrial loans and leases	7,849,912	6,809,208
Commercial real estate loans	4,504,540	4,036,171
Automobile loans	2,125,821	1,985,304
Automobile leases	1,769,424	2,289,015
Home equity loans	4,926,900	4,762,743
Residential mortgage loans	4,548,918	4,193,139
Other consumer loans	427,910	396,586

Loans and leases	26,153,425	24,472,166
Allowance for loan and lease losses	(272,068)	(268,347)

Net loans and leases	25,881,357	24,203,819

Bank owned life insurance	1,089,028	1,001,542
Premises and equipment	372,772	360,677
Automobile operating lease assets	28,331	189,003
Goodwill	570,876	212,530
Other intangible assets	59,487	4,956
Accrued income and other assets	1,062,851	899,628

Total assets	$35,329,019	$32,764,805

Liabilities and shareholders’ equity
Liabilities
Deposits in domestic offices
Demand deposits — non-interest bearing	$3,615,745	$3,390,044
Interest bearing	20,640,368	18,548,943
Deposits in foreign offices	791,657	470,688

Deposits	25,047,770	22,409,675
Short-term borrowings	1,676,189	1,889,260
Federal Home Loan Bank advances	996,821	1,155,647
Other long-term debt	2,229,140	2,418,419
Subordinated notes	1,286,657	1,023,371
Deferred income tax liability	443,921	743,655
Allowance for unfunded loan commitments and letters of credit	40,161	36,957
Accrued expenses and other liabilities	594,034	530,320

Total liabilities	32,314,693	30,207,304

Shareholders’ equity
Preferred stock — authorized 6,617,808 shares; none outstanding	—	—
Common stock — without par value; authorized 500,000,000 shares; issued 257,866,255 shares; outstanding 235,474,366 and 224,106,172 shares, respectively	2,560,569	2,491,326
Less 22,391,889 and 33,760,083 treasury shares, respectively	(506,946)	(693,576)
Accumulated other comprehensive loss	(55,066)	(22,093)
Retained earnings	1,015,769	781,844

Total shareholders’ equity	3,014,326	2,557,501

Total liabilities and shareholders’ equity	$35,329,019	$32,764,805

See Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF INCOME
HUNTINGTON BANCSHARES INCORPORATED

	Year Ended December 31,

(in thousands, except per share amounts)	2006	2005	2004

Interest and fee income
Loans and leases
Taxable	$1,775,445	$1,428,371	$1,132,599
Tax-exempt	2,154	1,466	1,474
Investment securities
Taxable	231,294	157,716	171,852
Tax-exempt	23,901	19,865	17,884
Other	37,725	34,347	23,506

Total interest income	2,070,519	1,641,765	1,347,315

Interest expense
Deposits	717,167	446,919	257,099
Short-term borrowings	72,222	34,334	13,053
Federal Home Loan Bank advances	60,016	34,647	33,253
Subordinated notes and other long-term debt	201,937	163,454	132,536

Total interest expense	1,051,342	679,354	435,941

Net interest income	1,019,177	962,411	911,374
Provision for credit losses	65,191	81,299	55,062

Net interest income after provision for credit losses	953,986	881,112	856,312

Service charges on deposit accounts	185,713	167,834	171,115
Trust services	89,955	77,405	67,410
Brokerage and insurance income	58,835	53,619	54,799
Other service charges and fees	51,354	44,348	41,574
Bank owned life insurance income	43,775	40,736	42,297
Automobile operating lease income	43,115	133,015	285,431
Mortgage banking income	41,491	28,333	26,786
Gains on sales of automobile loans	3,095	1,211	14,206
Securities gains (losses), net	(73,191)	(8,055)	15,763
Other income	116,927	93,836	99,217

Total non-interest income	561,069	632,282	818,598

Personnel costs	541,228	481,658	485,806
Outside data processing and other services	78,779	74,638	72,115
Net occupancy	71,281	71,092	75,941
Equipment	69,912	63,124	63,342
Marketing	31,728	26,279	24,600
Automobile operating lease expense	31,286	103,850	235,080
Professional services	27,053	34,569	36,876
Telecommunications	19,252	18,648	19,787
Printing and supplies	13,864	12,573	12,463
Amortization of intangibles	9,962	829	817
Restructuring reserve releases	—	—	(1,151)
Other expense	106,649	82,560	96,568

Total non-interest expense	1,000,994	969,820	1,122,244

Income before income taxes	514,061	543,574	552,666
Provision for income taxes	52,840	131,483	153,741

Net income	$461,221	$412,091	$398,925

Average common shares — basic	236,699	230,142	229,913
Average common shares — diluted	239,920	233,475	233,856

Per common share
Net income — basic	$1.95	$1.79	$1.74
Net income — diluted	1.92	1.77	1.71
Cash dividends declared	1.000	0.845	0.750

See Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY
HUNTINGTON BANCSHARES INCORPORATED

			Common Stock		Treasury Stock		Accumulated
	Preferred Stock						Other
							Comprehensive	Retained
(in thousands)	Shares	Amount	Shares	Amount	Shares	Amount	Income (Loss)	Earnings	Total

Balance — January 1, 2004	—	$—	257,866	$2,483,542	(28,858)	$(548,576)	$2,678	$337,358	$2,275,002
Comprehensive Income:
Net income								398,925	398,925
Unrealized net losses on investment securities arising during the period, net of reclassification for net realized gains							(22,112)		(22,112)
Unrealized gains on cash flow hedging derivatives							9,694		9,694
Minimum pension liability adjustment							(1,163)		(1,163)

Total comprehensive income									385,344

Cash dividends declared ($0.75 per share)								(172,687)	(172,687)
Stock options exercised				678	2,432	46,561			47,239
Other				(16)	165	2,756			2,740

Balance — December 31, 2004	—	—	257,866	2,484,204	(26,261)	(499,259)	(10,903)	563,596	2,537,638

Comprehensive Income:
Net income								412,091	412,091
Unrealized net losses on investment securities arising during the period, net of reclassification for net realized losses							(21,333)		(21,333)
Unrealized gains on cash flow hedging derivatives							10,954		10,954
Minimum pension liability adjustment							(811)		(811)

Total comprehensive income									400,901

Cash dividends declared ($0.845 per share)								(193,843)	(193,843)
Stock options exercised				2,999	1,866	36,195			39,194
Treasury shares purchased					(9,591)	(231,656)			(231,656)
Other				4,123	226	1,144			5,267

Balance — December 31, 2005	—	—	257,866	2,491,326	(33,760)	(693,576)	(22,093)	781,844	2,557,501

Comprehensive Income:
Net income								461,221	461,221
Unrealized net gains on investment securities arising during the period, net of reclassification for net realized losses							48,270		48,270
Unrealized gains on cash flow hedging derivatives							1,802		1,802
Minimum pension liability adjustment							269		269

Total comprehensive income									511,562

Cumulative effect of change in accounting principle for servicing financial assets, net of tax of $6,521								12,110	12,110
Cumulative effect of change in accounting for funded status of pension plans, net of tax of $44,716							(83,314)		(83,314)
Cash dividends declared ($1.00 per share)								(239,406)	(239,406)
Shares issued pursuant to acquisition				53,366	25,350	522,390			575,756
Recognition of the fair value of share-based compensation				18,574					18,574
Treasury shares purchased					(15,981)	(378,835)			(378,835)
Stock options exercised				(3,007)	2,013	43,836			40,829
Other				310	(14)	(761)			(451)

Balance — December 31, 2006	—	$—	257,866	$2,560,569	(22,392)	$(506,946)	$(55,066)	$1,015,769	$3,014,326

See Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS
HUNTINGTON BANCSHARES INCORPORATED

	Year Ended December 31,

(in thousands of dollars)	2006	2005	2004

Operating activities
Net income	$461,221	$412,091	$398,925
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for credit losses	65,191	81,299	55,062
Depreciation and amortization	111,649	172,977	306,113
Decrease in accrued income taxes	(69,411)	(66,593)	(22,125)
Deferred income tax (benefit) provision	(288,047)	(32,110)	140,962
Decrease (increase) in trading account securities	24,784	275,765	(302,041)
Pension contribution	(29,800)	(63,600)	(44,667)
Originations of loans held for sale	(2,537,999)	(2,572,346)	(1,858,262)
Principal payments on and proceeds from loans held for sale	2,532,908	2,501,471	1,861,272
Losses (gains) on investment securities	73,191	8,055	(15,763)
Other, net	(119,228)	(42,310)	(8,740)

Net cash provided by operating activities	224,459	674,699	528,216

Investing activities
(Increase) decrease in interest bearing deposits in banks	(48,681)	7	11,229
Net cash received in acquisitions	60,772	—	—
Proceeds from:
Maturities and calls of investment securities	604,286	463,001	881,305
Sales of investment securities	2,829,529	1,995,764	2,386,479
Purchases of investment securities	(3,015,922)	(2,832,258)	(2,438,158)
Proceeds from sales of loans	245,635	—	1,534,395
Net loan and lease originations, excluding sales	(338,022)	(1,012,345)	(4,216,309)
Proceeds from sale of operating lease assets	128,666	280,746	451,264
Purchases of premises and equipment	(47,207)	(57,288)	(56,531)
Other, net	(7,760)	20,415	2,910

Net cash provided by (used for) investing activities	411,296	(1,141,958)	(1,443,416)

Financing activities
Increase in deposits	936,766	1,655,736	2,273,046
(Decrease) increase in short-term borrowings	(292,211)	682,027	(245,071)
Proceeds from issuance of subordinated notes	250,000	—	148,830
Maturity/redemption of subordinated notes	(4,080)	—	(100,000)
Proceeds from Federal Home Loan Bank advances	2,517,210	809,589	1,088
Maturity of Federal Home Loan Bank advances	(2,771,417)	(925,030)	(3,000)
Proceeds from issuance of long-term debt	935,000	—	925,000
Maturity of long-term debt	(1,158,942)	(1,719,403)	(1,455,000)
Purchase of minority interest in consolidated subsidiaries	—	(107,154)	—
Dividends paid on common stock	(231,117)	(200,628)	(168,075)
Repurchases of common stock	(378,835)	(231,656)	—
Other, net	41,842	39,194	47,239

Net cash (used for) provided by financing activities	(155,784)	2,675	1,424,057

Change in cash and cash equivalents	479,971	(464,584)	508,857
Cash and cash equivalents at beginning of year	1,040,776	1,505,360	996,503

Cash and cash equivalents at end of year	$1,520,747	$1,040,776	$1,505,360

Supplemental disclosures:
Income taxes paid	$410,298	$230,186	$34,904
Interest paid	1,024,635	640,679	422,060
Non-cash activities
Mortgage loans exchanged for mortgage-backed securities	—	15,058	115,929
Common stock dividends accrued, paid in subsequent quarter	37,166	28,877	35,662
Common stock and stock options issued for purchase acquisition	575,756	—	—
See Notes to Consolidated Financial Statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
HUNTINGTON BANCSHARES INCORPORATED
1. SIGNIFICANT ACCOUNTING POLICIES

–	Nature of Operations — Huntington Bancshares Incorporated (Huntington) is a multi-state diversified financial holding company organized under Maryland law in 1966 and headquartered in Columbus, Ohio. Through its subsidiaries, Huntington is engaged in providing full-service commercial and consumer banking services, mortgage banking services, automobile financing, equipment leasing, investment management, trust services, and discount brokerage services, as well as reinsuring private mortgage, credit life and disability insurance, and other insurance and financial products and services. Huntington’s banking offices are located in Ohio, Michigan, West Virginia, Indiana, and Kentucky. Certain activities are also conducted in other states including Arizona, Florida, Georgia, Maryland, Nevada, New Jersey, North Carolina, Pennsylvania, South Carolina, Tennessee, and Vermont. Huntington also has a limited purpose foreign office in the Cayman Islands and another in Hong Kong.

–	Basis of Presentation — The consolidated financial statements include the accounts of Huntington and its majority-owned subsidiaries and are presented in accordance with accounting principles generally accepted in the United States (GAAP). All significant intercompany transactions and balances have been eliminated in consolidation. Companies in which Huntington holds more than a 50% voting equity interest or are a variable interest entity (VIE) in which Huntington absorbs the majority of expected losses are consolidated. VIEs in which Huntington does not absorb the majority of expected losses are not consolidated. For consolidated entities where Huntington holds less than a 100% interest, Huntington recognizes a minority interest liability (included in accrued expenses and other liabilities) for the equity held by others and minority interest expense (included in other non-interest expenses) for the portion of the entity’s earnings attributable to minority interests. Investments in companies that are not consolidated are accounted for using the equity method when Huntington has the ability to exert significant influence. Those investments in non-marketable securities for which Huntington does not have the ability to exert significant influence are generally accounted for using the cost method and are periodically evaluated for impairment. Investments in private investment partnerships are carried at fair value. Investments in private investment partnerships and investments that are accounted for under the equity method or the cost method are included in accrued income and other assets and Huntington’s proportional interest in the investments’ earnings are included in other non-interest income.

Huntington evaluates VIEs in which it holds a beneficial interest for consolidation. VIEs, as defined by the Financial Accounting Standards Board (FASB) Interpretation (FIN) No. 46 (Revised 2003), Consolidation of Variable Interest Entities (FIN 46R), are legal entities with insubstantial equity, whose equity investors lack the ability to make decisions about the entity’s activities, or whose equity investors do not have the right to receive the residual returns of the entity if they occur.

The preparation of financial statements in conformity with GAAP requires Management to make estimates and assumptions that affect amounts reported in the financial statements. Actual results could differ from those estimates. See “Mortgage Banking Activities” for more information about a reclassification of certain trading activities associated with mortgage servicing rights. Certain other prior period amounts have been reclassified to conform to the current year’s presentation.

–	Securities — Securities purchased with the intention of recognizing short-term profits are classified as trading account securities and reported at fair value. The unrealized gains or losses on trading account securities are recorded in other non-interest income. All other securities are classified as investment securities. Investment securities include securities designated as available for sale and non-marketable equity securities. Unrealized gains or losses on investment securities designated as available for sale are reported as a separate component of accumulated other comprehensive income/loss in the consolidated statement of shareholders’ equity. Declines in the value of debt and marketable equity securities that are considered other-than-temporary are recorded in non-interest income as securities losses.

Securities transactions are recognized on the trade date (the date the order to buy or sell is executed). The amortized cost of specific securities sold is used to compute realized gains and losses. Interest and dividends on securities, including amortization of premiums and accretion of discounts using the effective interest method over the period to maturity, are included in interest income.

Non-marketable equity securities include stock acquired for regulatory purposes, such as Federal Home Loan Bank stock and Federal Reserve Bank stock. These securities are generally accounted for at cost and are included in investment securities.

Investments are reviewed quarterly for indicators of other-than-temporary impairment. This determination requires significant judgment. In making this judgment, Management evaluates, among other factors, the duration and extent to which the fair value of an investment is less than its cost and intent and ability to hold the investment. Investments with an indicator of impairment are further evaluated to determine the likelihood of a significant adverse effect on the fair value and amount of the impairment as necessary.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
HUNTINGTON BANCSHARES INCORPORATED

–	Loans and Leases — Loans and direct financing leases for which Huntington has the intent and ability to hold for the foreseeable future, or until maturity or payoff, are classified in the balance sheet as loans and leases. Loans and leases are carried at the principal amount outstanding, net of unamortized deferred loan origination fees and costs and net of unearned income. Direct financing leases are reported at the aggregate of lease payments receivable and estimated residual values, net of unearned and deferred income. Interest income is accrued as earned using the interest method based on unpaid principal balances. Huntington defers the fees it receives from the origination of loans and leases, as well as the direct costs of those activities, and amortizes these fees and costs on a level-yield basis over the estimated lives of the related loans. Management evaluates direct financing leases individually for impairment.

Loans that Huntington has the intent and ability to sell or securitize are classified as held for sale. Loans held for sale are carried at the lower of aggregate cost or fair value. Fair value is determined based on prevailing market prices for loans with similar characteristics. Subsequent declines in fair value are recognized either as a charge-off or as non-interest income, depending on the length of time the loan has been recorded as held for sale. When a decision is made to sell a loan that was not originated or initially acquired with the intent to sell, the loan is reclassified into held for sale. Such reclassifications may occur, and have occurred in the past several years, due to a change in strategy in managing the balance sheet. See Note 5 for further information on recent securitization activities.

Automobile loans and leases include loans secured by automobiles and leases of automobiles that qualify for the direct financing method of accounting. Substantially all of the direct financing leases that qualify for that accounting method do so because the present value of the lease payments and the guaranteed residual value are at least 90% of the cost of the vehicle. Huntington records the residual values of its leases based on estimated future market values of the automobiles as published in the Automotive Lease Guide (ALG), an authoritative industry source. Beginning in October 2000, Huntington purchased residual value insurance for its entire automobile lease portfolio to mitigate the risk of declines in residual values. Residual value insurance provides for the recovery of the vehicle residual value specified by the ALG at the inception of the lease. As a result, the risk associated with market driven declines in used car values is mitigated. Currently, Huntington has three distinct residual value insurance policies in place to address the residual risk in the portfolio. One residual value insurance policy covers all vehicles leased between October 1, 2000 and April 30, 2002, and has an associated total payment cap of $50 million. Any losses above the cap result in additional depreciation expense. A second policy covers all originations from May 2002 through June 2005, and does not have a cap. A third policy, similar in structure to the referenced second policy, is in effect until July 1, 2007, and has covered all originations since June 30, 2005. Leases covered by the last two policies qualify for the direct financing method of accounting. Leases covered by the first policy are accounted for using the operating lease method of accounting and are recorded as operating lease assets in Huntington’s consolidated balance sheet.

Residual values on leased automobiles and equipment are evaluated quarterly for impairment. Impairment of the residual values of direct financing leases is recognized by writing the leases down to fair value with a charge to other non-interest expense. Residual value losses arise if the fair value at the end of the lease term is less than the residual value embedded in the original lease contract. For leased automobiles, residual value insurance covers the difference between the recorded residual value and the fair value of the automobile at the end of the lease term as evidenced by ALG Black Book valuations. This insurance, however, does not cover residual losses that occur when the automobile is sold for a value below ALG Black Book value at the time of sale, which may arise when the automobile has excess wear and tear and/or excess mileage, not reimbursed by the lessee. In any event, the insurance provides a minimum level of coverage of residual value such that the net present value of the minimum lease payments plus the portion of the residual value that is guaranteed exceeds 90 percent of the fair value of the automobile at the inception of the lease.

For leased equipment, the residual component of a direct financing lease represents the estimated fair value of the leased equipment at the end of the lease term. Huntington relies on industry data, historical experience, and independent appraisals to establish these residual value estimates. Additional information regarding product life cycle, product upgrades, as well as insight into competing products are obtained through relationships with industry contacts and are factored into residual value estimates where applicable.

Commercial and industrial loans and commercial real estate loans are generally placed on non-accrual status and stop accruing interest when principal or interest payments are 90 days or more past due or the borrower’s creditworthiness is in doubt. A loan may remain in accruing status when it is sufficiently collateralized, which means the collateral covers the full repayment of principal and interest, and is in the process of active collection.

Commercial and industrial and commercial real estate loans are evaluated periodically for impairment in accordance with the provisions of Statement No. 114, Accounting by Creditors for Impairment of a Loan, as amended. This Statement requires an

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
HUNTINGTON BANCSHARES INCORPORATED

allowance to be established as a component of the allowance for loan and lease losses when it is probable that all amounts due pursuant to the contractual terms of the loan or lease will not be collected and the recorded investment in the loan or lease exceeds its fair value. Fair value is measured using either the present value of expected future cash flows discounted at the loan’s or lease’s effective interest rate, the observable market price of the loan or lease, or the fair value of the collateral if the loan or lease is collateral dependent.

Consumer loans and leases, excluding residential mortgage and home equity loans, are subject to mandatory charge-off at a specified delinquency date and are not classified as non-performing prior to being charged off. These loans and leases are generally charged off in full no later than when the loan or lease becomes 120 days past due. Residential mortgage loans are placed on non-accrual status when principal payments are 180 days past due or interest payments are 210 days past due. A charge-off on a residential mortgage loan is recorded when the loan has been foreclosed and the loan balance exceeds the fair value of the collateral. The fair value of the collateral is then recorded as real estate owned and is reflected in other assets in the consolidated balance sheet. (See Note 4 for further information.) A home equity charge-off occurs when it is determined that there is not sufficient equity in the loan to cover Huntington’s position. A write down in value occurs as determined by Huntington’s internal processes, with subsequent losses incurred upon final disposition. In the event the first mortgage is purchased to protect Huntington’s interests, the charge-off process is the same as residential mortgage loans described above.

Huntington uses the cost recovery method of accounting for cash received on non-performing loans and leases. Under this method, cash receipts are applied entirely against principal until the loan or lease has been collected in full, after which time any additional cash receipts are recognized as interest income. When, in management’s judgment, the borrower’s ability to make periodic interest and principal payments resumes and collectibility is no longer in doubt, the loan or lease is returned to accrual status. When interest accruals are suspended, accrued interest income is reversed with current year accruals charged to earnings and prior year amounts generally charged off as a credit loss.

–	Sold Loans — Loans that are sold are accounted for in accordance with Statement No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. For loan sales with servicing retained, an asset is also recorded for the right to service the loans sold, based on the fair value of the servicing rights.

Gains and losses on the loans sold and servicing rights associated with loan sales are determined when the related loans are sold to the trust or third party. Fair values of the servicing rights are based on the present value of expected future cash flows from servicing the underlying loans, net of adequate compensation to service the loans. The present value of expected future cash flows is determined using assumptions for market interest rates, ancillary fees, and prepayment rates. Management also uses these assumptions to assess automobile loan servicing rights for impairment periodically. The servicing rights are recorded in other assets in the consolidated balance sheets. Servicing revenues on mortgage and automobile loans are included in mortgage banking income and other non-interest income, respectively.

–	Allowance for Credit Losses — The allowance for credit losses (ACL) reflects Management’s judgment as to the level of the ACL considered appropriate to absorb probable inherent credit losses. This judgment is based on the size and current risk characteristics of the portfolio, a review of individual loans and leases, historical and anticipated loss experience, and a review of individual relationships where applicable. External influences such as general economic conditions, economic conditions in the relevant geographic areas and specific industries, regulatory guidelines, and other factors are also assessed in determining the level of the allowance.

The determination of the allowance requires significant estimates, including the timing and amounts of expected future cash flows on impaired loans and leases, consideration of current economic conditions, and historical loss experience pertaining to pools of homogeneous loans and leases, all of which may be susceptible to change. The allowance is increased through a provision that is charged to earnings, based on Management’s quarterly evaluation of the factors previously mentioned, and is reduced by charge-offs, net of recoveries, and the allowance associated with securitized or sold loans.

The ACL consists of two components, the transaction reserve, which includes a specific reserve in accordance with Statement No. 114, and the economic reserve. Loan and lease losses related to the transaction reserve are recognized and measured pursuant to Statement No. 5, Accounting for Contingencies, and Statement No. 114, while losses related to the economic reserve are recognized and measured pursuant to Statement No. 5. The two components are more fully described below.

The transaction reserve component of the ACL includes both (a) an estimate of loss based on pools of commercial and consumer loans and leases with similar characteristics and (b) an estimate of loss based on an impairment review of each loan greater than $500,000 that is considered to be impaired. For commercial loans, the estimate of loss based on pools of loans and leases with similar characteristics is made through the use of a standardized loan grading system that is applied on an

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
HUNTINGTON BANCSHARES INCORPORATED

individual loan level and updated on a continuous basis. The reserve factors applied to these portfolios were developed based on internal credit migration models that track historical movements of loans between loan ratings over time and a combination of long-term average loss experience of our own portfolio and external industry data. In the case of more homogeneous portfolios, such as consumer loans and leases, the determination of the transaction reserve is based on reserve factors that include the use of forecasting models to measure inherent loss in these portfolios. Models and analyses are updated frequently to capture the recent behavioral characteristics of the subject portfolios, as well as any changes in loss mitigation or credit origination strategies. Adjustments to the reserve factors are made as needed based on observed results of the portfolio analytics.

The economic reserve incorporates our determination of the impact of risks associated with the general economic environment on the portfolio. The economic reserve is designed to address economic uncertainties and is determined based on economic indices as well as a variety of other economic factors that are correlated to the historical performance of the loan portfolio. Currently, two national and two regionally focused indices are utilized. The two national indices are: (1) the Real Consumer Spending, and (2) Consumer Confidence. The two regionally focused indices are: (1) the Institute for Supply Management Manufacturing, and (2) Non-agriculture Job Creation. Because of this more quantitative approach to recognizing risks in the general economy, the economic reserve may fluctuate from period-to-period, subject to a minimum level specified by policy.

–	Other Real Estate Owned — Other real estate owned (OREO) is comprised principally of commercial and residential real estate properties obtained in partial or total satisfaction of loan obligations. In 2006, OREO also included government insured loans in foreclosure. OREO obtained in satisfaction of a loan is recorded at the estimated fair value less anticipated selling costs based upon the property’s appraised value at the date of transfer, with any difference between the fair value of the property and the carrying value of the loan charged to the allowance for loan losses. Subsequent changes in value are reported as adjustments to the carrying amount, not to exceed the initial carrying value of the assets at the time of transfer. Changes in value subsequent to transfer are recorded in non-interest expense. Gains or losses not previously recognized resulting from the sale of OREO are recognized in non-interest expense on the date of sale.

–	Resell and Repurchase Agreements — Securities purchased under agreements to resell and securities sold under agreements to repurchase are generally treated as collateralized financing transactions and are recorded at the amounts at which the securities were acquired or sold plus accrued interest. The fair value of collateral either received from or provided to a third party is continually monitored and additional collateral is obtained or is requested to be returned to Huntington as deemed appropriate.

–	Goodwill and Other Intangible Assets — Under the purchase method of accounting, the net assets of entities acquired by Huntington are recorded at their estimated fair value at the date of acquisition. The excess cost of the acquisition over the fair value of net assets acquired is recorded as goodwill. Other intangible assets are amortized either on an accelerated or straight-line basis over their estimated useful lives. Goodwill and other intangible assets are evaluated for impairment on an annual basis at September 30th of each year or whenever events or changes in circumstances indicate that the carrying value may not be recoverable.

–	Mortgage Banking Activities — Huntington recognizes the rights to service mortgage loans as separate assets, which are included in other assets in the consolidated balance sheets, only when purchased or when servicing is contractually separated from the underlying mortgage loans by sale or securitization of the loans with servicing rights retained. Servicing rights are initially recorded at fair value. All mortgage servicing rights are subsequently carried at fair value, and are included in other assets.

To determine the fair value of MSRs, Huntington uses a static discounted cash flow methodology incorporating current market interest rates. A static model does not attempt to forecast or predict the future direction of interest rates; rather it estimates the amount and timing of future servicing cash flows using current market interest rates. The current mortgage interest rate influences the prepayment rate; and therefore, the timing and magnitude of the cash flows associated with the servicing asset, while the discount rate determines the present value of those cash flows. Expected mortgage loan prepayment assumptions are derived from a third party model. Management believes these prepayment assumptions are consistent with assumptions used by other market participants valuing similar MSRs.

Huntington hedges the value of MSRs using derivative instruments. Huntington values its derivative instruments using observable market prices, when available. In the absence of observable market prices, Huntington uses discounted cash flow models to estimate the fair value of its derivatives. The interest rates used in these cash flow models are based on forward yield curves. Changes in fair value of these derivatives are reported as a component of mortgage banking income. In 2006,

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
HUNTINGTON BANCSHARES INCORPORATED

Huntington reclassified trading gains/losses associated with MSRs from other non-interest income to mortgage banking income. Prior periods have been reclassified to conform to this presentation.

–	Premises and Equipment — Premises and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation is computed principally by the straight-line method over the estimated useful lives of the related assets. Buildings and building improvements are depreciated over an average of 30 to 40 years and 10 to 20 years, respectively. Land improvements and furniture and fixtures are depreciated over 10 years, while equipment is depreciated over a range of three to seven years. Leasehold improvements are amortized over the lesser of the asset’s useful life or the term of the related leases, including any renewal periods for which renewal is reasonably assured. Maintenance and repairs are charged to expense as incurred, while improvements that extend the useful life of an asset are capitalized and depreciated over the remaining useful life.

–	Operating Lease Assets — Operating lease assets consist of automobiles leased to consumers. These assets are reported at cost, including net deferred origination fees or costs, less accumulated depreciation. Net deferred origination fees or costs include the referral payments Huntington makes to automobile dealers, which are deferred and amortized on a straight-line basis over the life of the lease.

Rental income is accrued on a straight line basis over the lease term. Net deferred origination fees or costs are amortized over the life of the lease to operating lease income. Depreciation expense is recorded on a straight-line basis over the term of the lease. Leased assets are depreciated to the estimated residual value at the end of the lease term. Depreciation expense is included in operating lease expense in the non-interest expense section of the consolidated statements of income. On a quarterly basis, residual values of operating leases are evaluated individually for impairment under Statement No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. Under that Statement, when aggregate future cash flows from the operating lease, including the expected realizable fair value of the leased asset at the end of the lease, are less than the book value of the lease, an immediate impairment write-down is recognized. Otherwise, reductions in the expected residual value result in additional depreciation of the leased asset over the remaining term of the lease. Upon disposition, a gain or loss is recorded for any difference between the net book value of the lease and the proceeds from the disposition of the asset, including any insurance proceeds.

Also, on a quarterly basis, Management evaluates the amount of residual value losses that it anticipates will result from the estimated fair value of leased assets being less than the residual value inherent in the lease. When estimating fair value, Management takes into consideration policy caps that exist in one of its residual value insurance policies and whether it expects aggregate claims under such policies to exceed the cap. Residual value losses exceeding any insurance policy cap are reflected in higher depreciation expense over the remaining life of the affected automobile lease.

Credit losses, included in operating lease expense, occur when a lease is terminated early because the lessee cannot make the required lease payments. These credit-generated terminations result in Huntington taking possession of the automobile earlier than expected. When this occurs, the market value of the automobile may be less than Huntington’s book value, resulting in a loss upon sale. Rental income payments accrued, but not received, are written off when they reach 120 days past due and at that time, the asset is evaluated for impairment.

Starting in 2004, Huntington also began purchasing equipment for lease to customers under operating lease arrangements. These operating lease arrangements required the lessee to make a fixed monthly rental payment over a specified lease term, typically from 36 to 84 months. The equipment, net of accumulated depreciation, are reported in other assets in the consolidated balance sheet.

–	Bank Owned Life Insurance — Huntington’s bank owned life insurance policies are carried at their cash surrender value. Huntington recognizes tax-free income from the periodic increases in the cash surrender value of these policies and from death benefits.

–	Derivative Financial Instruments — A variety of derivative financial instruments, principally interest rate swaps, are used in asset and liability management activities to protect against the risk of adverse price or interest rate movements. These instruments provide flexibility in adjusting the Company’s sensitivity to changes in interest rates without exposure to loss of principal and higher funding requirements.

Huntington also uses derivatives, principally loan sale commitments, in the hedging of its mortgage loan interest rate lock commitments and its mortgage loans held for sale. Mortgage loan sale commitments and the related interest rate lock

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
HUNTINGTON BANCSHARES INCORPORATED

commitments are carried at fair value on the consolidated balance sheet with changes in fair value reflected in mortgage banking revenue.

Derivative financial instruments, primarily interest rate swaps, are accounted for in accordance with Statement No. 133, Accounting for Derivative Instruments and Hedging Activities (Statement No. 133), as amended. This Statement requires every derivative instrument to be recorded in the consolidated balance sheet as either an asset or a liability (in other assets or other liabilities, respectively) measured at its fair value, with changes to that fair value being recorded through earnings unless specific criteria are met to account for the derivative using hedge accounting.

For those derivatives which hedge accounting is applied, Huntington formally documents the hedging relationship and the risk management objective and strategy for undertaking the hedge. This documentation identifies the hedging instrument, the hedged item or transaction, the nature of the risk being hedged, and, unless the hedge meets all of the criteria to assume there is no ineffectiveness, the method that will be used to assess the effectiveness of the hedging instrument and how ineffectiveness will be measured. The methods utilized to assess retrospective hedge effectiveness, as well as the frequency of testing, vary based on the type of item being hedged and the designated hedge period. For specifically designated fair value hedges of certain fixed-rate debt, Huntington utilizes the short-cut method when all the criteria of paragraph 68 of Statement No. 133 are met. For other fair value hedges of fixed-rate debt including certificates of deposit, Huntington utilizes the dollar offset or the regression method to evaluate hedge effectiveness on a quarterly basis. For fair value hedges of portfolio loans and mortgage loans held for sale, the regression method is used to evaluate effectiveness on a daily basis. For cash flow hedges, the dollar offset method is applied on a quarterly basis. For hedging relationships that are designated as fair value hedges, changes in the fair value of the derivative are, to the extent that the hedging relationship is effective, recorded through earnings and offset against changes in the fair value of the hedged item. For cash flow hedges, changes in the fair value of the derivative are, to the extent that the hedging relationship is effective, recorded as other comprehensive income and subsequently recognized in earnings at the same time that the hedged item is recognized in earnings. Any portion of a hedge that is ineffective is recognized immediately as other non-interest income. When a cash flow hedge is discontinued because the originally forecasted transaction is not probable of occurring, any net gain or loss in accumulated other comprehensive income is recognized immediately as other non-interest income.

Like other financial instruments, derivatives contain an element of credit risk, which is the possibility that Huntington will incur a loss because a counter-party fails to meet its contractual obligations. Notional values of interest rate swaps and other off-balance sheet financial instruments significantly exceed the credit risk associated with these instruments and represent contractual balances on which calculations of amounts to be exchanged are based. Credit exposure is limited to the sum of the aggregate fair value of positions that have become favorable to Huntington, including any accrued interest receivable due from counterparties. Potential credit losses are minimized through careful evaluation of counterparty credit standing, selection of counterparties from a limited group of high quality institutions, collateral agreements, and other contract provisions.

–	Advertising Costs — Advertising costs are expensed as incurred as a marketing expense, a component of non-interest expense.

–	Income Taxes — Income taxes are accounted for under the asset and liability method. Accordingly, deferred tax assets and liabilities are recognized for the future book and tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are determined using enacted tax rates expected to apply in the year in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income at the time of enactment of such change in tax rates. Any interest due for payment of income taxes is included in the provision for income taxes.

–	Treasury Stock — Acquisitions of treasury stock are recorded at cost. The reissuance of shares in treasury for acquisitions, stock option exercises, or for other corporate purposes, is recorded at weighted-average cost.

–	Share-Based Compensation — On January 1, 2006, Huntington adopted the fair value recognition provisions of FASB Statement No. 123 (revised 2004), Share-Based Payment (Statement No. 123R) relating to its share-based compensation plans. Prior to January 1, 2006, Huntington had accounted for share-based compensation plans under the intrinsic value method promulgated by Accounting Principles Board (APB) Opinion 25, Accounting for Stock Issued to Employees (APB 25), and related interpretations. In accordance with APB 25, compensation expense for employee stock options was generally not recognized for options granted that had an exercise price equal to the market value of the underlying common stock on the date of grant.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
HUNTINGTON BANCSHARES INCORPORATED

Under the modified prospective method of Statement No. 123R, compensation expense is recognized during the year ended December 31, 2006, for all unvested stock options, based on the grant date fair value estimated in accordance with the original provisions of Statement No. 123, Accounting for Stock-Based Compensation (Statement No. 123) and for all share-based payments granted after January 1, 2006, based on the grant date fair value estimated in accordance with the provisions of Statement No. 123R. Share-based compensation expense is recorded in personnel costs in the consolidated statements of income. Huntington’s financial results for the prior periods have not been restated.

–	Segment Results — Accounting policies for the lines of business are the same as those used in the preparation of the consolidated financial statements with respect to activities specifically attributable to each business line. However, the preparation of business line results requires management to establish methodologies to allocate funding costs and benefits, expenses, and other financial elements to each line of business. Changes are made in these methodologies utilized for certain balance sheet and income statement allocations performed by Huntington’s management reporting system, as appropriate.

–	Statement of Cash Flows — Cash and cash equivalents are defined as “Cash and due from banks” and “Federal funds sold and securities purchased under resale agreements.”
2. NEW ACCOUNTING STANDARDS
Standards adopted in 2006:

–	FASB Statement No. 123 (revised 2004), Share-Based Payment (Statement No. 123R) — Statement No. 123R was issued in December 2004, requiring that the compensation cost relating to share-based payment transactions be recognized in the financial statements. That cost is measured based on the fair value of the equity or liability instruments issued. Huntington adopted Statement No. 123R, effective January 1, 2006. The impact of adoption to Huntington’s results of operations is presented in Note 19.

–	FASB Statement No. 154, Accounting Changes and Error Corrections — a replacement of APB Opinion No. 20 and FASB Statement No. 3 (Statement No. 154) — In May 2005, the FASB issued Statement No. 154, which replaces APB Opinion No. 20, Accounting Changes, and Statement No. 3, Reporting Accounting Changes in Interim Financial Statements. Statement No. 154 changes the requirements for the accounting for and reporting of a change in accounting principle. Statement No. 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. The impact of this new pronouncement was not material to Huntington’s financial condition, results of operations, or cash flows.

–	FASB Statement No. 155, Accounting for Certain Hybrid Financial Instruments — an amendment of FASB Statements No. 133 and 140 (Statement No. 155) — On February 16, 2006, the FASB issued Statement No. 155, which amends Statement No. 133 to simplify the accounting for certain derivatives embedded in other financial instruments (hybrid financial instruments) by permitting these hybrid financial instruments to be carried at fair value. Statement No. 155 also establishes a requirement to evaluate interests in securitized financial assets, including collateralized mortgage obligations and mortgage-backed securities, to identify embedded derivatives that would need to be separately accounted for from the financial asset.

In January 2007, the FASB issued Derivatives Implementation Group Issue No. B40 addressing application of Statement No. 155 to collateralized mortgage obligations and mortgage-backed securities. Based on the FASB’s conclusions regarding the applicability of Statement No. 155 to collateralized mortgage obligations and mortgage-backed securities, Management does not believe that the implementation issue will have a significant impact to its financial position or its results of operations. Huntington adopted Statement No. 155 effective January 1, 2006, with no impact to reported financial results.

–	FASB Statement No. 156, Accounting for Servicing of Financial Assets — an amendment of FASB Statement No. 140 (Statement No. 156) — In March 2006, the FASB issued Statement No. 156, an amendment of Statement No. 140. This Statement requires all separately recognized servicing rights be initially measured at fair value, if practicable. For each class of separately recognized servicing assets and liabilities, this statement permits Huntington to choose either to report servicing assets and liabilities at fair value or at amortized cost. Under the fair value approach, servicing assets and liabilities are recorded at fair value at each reporting date with changes in fair value recorded in earnings in the period in which the changes occur. Under the amortized cost method, servicing assets and liabilities are amortized in proportion to and over the period of estimated net servicing income or net servicing loss and are assessed for impairment based on fair value at each reporting date. Huntington elected to adopt the provisions of Statement No. 156 for mortgage servicing rights effective January 1, 2006, and has recorded mortgage servicing right assets using the fair value provision of the standard. The adoption of Statement No. 156 resulted in an $18.6 million increase in the carrying value of mortgage servicing right assets as of January 1, 2006. The

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
HUNTINGTON BANCSHARES INCORPORATED

cumulative effect of this change was $12.1 million, net of taxes, which is reflected as an increase in retained earnings in the Consolidated Statements of Changes in Shareholders’ Equity. (See Note 5)

–	FASB Statement No. 158, Employer’s Accounting for Defined Benefit Pension and Other Postretirement Plans — an amendment of FASB Statements No. 87, 88, 106 and 132R (Statement No. 158) — In September 2006, the FASB issued Statement No. 158, as an amendment to FASB Statements No. 87, 88, 106 and 132R. Statement No. 158 requires an employer to recognize in its statement of financial position the funded status of its defined benefit plans and to recognize as a component of other comprehensive income, net of tax, any unrecognized transition obligations and assets, the actuarial gains and losses and prior service costs and credits that arise during the period. The recognition provisions of Statement No. 158 are to be applied prospectively and are effective for fiscal years ending after December 15, 2006. In addition, Statement No. 158 requires a fiscal year end measurement of plan assets and benefit obligations, eliminating the use of earlier measurement dates currently permissible. However, the new measurement date requirement will not be effective until fiscal years ended after December 15, 2008. Currently, Huntington utilizes a measurement date of September 30th. The adoption of Statement No. 158 as of December 31, 2006 resulted in a write-down of its pension asset by $125.1 million, and decreased accumulated other comprehensive income by $83.0 million, net of taxes (See Note 21).
Standards not yet adopted as of December 31, 2006:

–	FASB Interpretation No. 48 (FIN 48), Accounting for Uncertainty in Income Taxes — In July 2006, the FASB issued FIN 48, Accounting for Uncertainty in Income Taxes. This Interpretation of FASB Statement No. 109, Accounting for Income Taxes, contains guidance on the recognition and measurement of uncertain tax positions. Huntington will be required to recognize the impact of a tax position if it is more likely than not that it will be sustained upon examination, based upon the technical merits of the position. The effective date for application of this interpretation is for periods beginning after December 15, 2006. The cumulative effect of applying the provisions of this Interpretation must be reported as an adjustment to the opening balance of retained earnings for that fiscal period. Management does not expect that the impact of this new pronouncement will be material to Huntington’s financial condition, results of operations, or cash flows.

–	FASB Statement No. 157, Fair Value Measurements (Statement No. 157) — In September 2006, the FASB issued Statement No. 157. This Statement establishes a common definition for fair value to be applied to GAAP guidance requiring use of fair value, establishes a framework for measuring fair value, and expands disclosure about such fair value measurements. Statement No. 157 is effective for fiscal years beginning after November 15, 2007. Management is currently assessing the impact this Statement will have on its consolidated financial position and results of operations.

–	FASB Statement No. 159, The Fair Value Option for Financial Assets and Financial Liabilities (Statement No. 159) — In February 2007, the FASB issued Statement No. 159. This Statement permits entities to choose to measure financial instruments and certain other financial assets and financial liabilities at fair value. This Statement is effective for fiscal years beginning after November 15, 2007. The Company is currently assessing the impact this Statement will have on its consolidated financial position and results of operations.

3.	INVESTMENT SECURITIES
Investment securities at December 31 were as follows:

		Unrealized

(in thousands of dollars)	Amortized Cost	Gross Gains	Gross Losses	Fair Value

2006
U.S. Treasury	$1,846	$15	$(5)	$1,856
Federal Agencies
Mortgage-backed securities	1,277,184	4,830	(553)	1,281,461
Other agencies	149,917	102	(70)	149,949

Total Federal agencies	1,427,101	4,932	(623)	1,431,410
Asset-backed securities	1,574,572	11,372	(3,140)	1,582,804
Municipal securities	586,467	7,332	(2,376)	591,423
Private label collaterized mortgage obligations	586,088	4,046	(72)	590,062
Other securities	164,829	607	(67)	165,369

Total investment securities	$4,340,903	$28,304	$(6,283)	$4,362,924

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
HUNTINGTON BANCSHARES INCORPORATED

		Unrealized

(in thousands of dollars)	Amortized Cost	Gross Gains	Gross Losses	Fair Value

2005
U.S. Treasury	$24,199	$131	$(655)	$23,675
Federal Agencies
Mortgage-backed securities	1,309,598	680	(31,256)	1,279,022
Other agencies	349,385	115	(13,034)	336,466

Total Federal agencies	1,658,983	795	(44,290)	1,615,488
Asset-backed securities	1,788,694	4,990	(4,904)	1,788,780
Municipal securities	544,781	5,003	(4,934)	544,850
Private label collaterized mortgage obligations	402,959	171	(9,561)	393,569
Other securities	159,522	751	(115)	160,158

Total investment securities	$4,579,138	$11,841	$(64,459)	$4,526,520

Other securities include Federal Home Loan Bank and Federal Reserve Bank stock, corporate debt and marketable equity securities.
Contractual maturities of investment securities as of December 31 were:

	2006		2005

(in thousands of dollars)	Amortized Cost	Fair Value	Amortized	Fair Value

Under 1 year	$7,490	$7,473	$1,765	$1,765
1-5 years	203,728	203,867	394,254	382,549
6-10 years	170,075	169,680	199,670	196,154
Over 10 years	3,802,375	3,824,111	3,838,730	3,800,751
Non-marketable equity securities	150,754	150,754	89,661	89,661
Marketable equity securities	6,481	7,039	55,058	55,640

Total investment securities	$4,340,903	$4,362,924	$4,579,138	$4,526,520

At December 31, 2006, the carrying value of investment securities pledged to secure public and trust deposits, trading account liabilities, U.S. Treasury demand notes, and security repurchase agreements totaled $1.5 billion. There were no securities of a single issuer, which are not governmental or government-sponsored, that exceeded 10% of shareholders’ equity at December 31, 2006.
The following table provides the gross unrealized losses and fair value of temporarily impaired securities, aggregated by investment category and length of time the individual securities have been in a continuous loss position, at December 31, 2006.

	Less than 12 Months		Over 12 Months		Total

		Unrealized		Unrealized		Unrealized
(in thousands of dollars)	Fair Value	Losses	Fair Value	Losses	Fair Value	Losses

U.S. Treasury	$99	$—	$146	$(5)	$245	$(5)
Federal agencies
Mortgage-backed securities	131,122	(522)	10,188	(31)	141,310	(553)
Other agencies	99,531	(69)	697	(1)	100,228	(70)
Total Federal agencies	230,653	(591)	10,885	(32)	241,538	(623)

Asset-backed securities	297,916	(2,147)	59,925	(993)	357,841	(3,140)
Municipal securities	141,355	(764)	69,060	(1,612)	210,415	(2,376)
Private label collaterized mortgage obligations	38,309	(72)	—	—	38,309	(72)
Other securities	500	(2)	4,697	(65)	5,197	(67)

Total temporarily impaired securities	$708,832	$(3,576)	$144,713	$(2,707)	$853,545	$(6,283)

In October 2006, after receiving the resolution of the Internal Revenue Service’s audit of Huntington’s consolidated federal tax return for tax years 2002 and 2003, Management began to review its securities portfolio. The resolution of the federal income tax audit for tax years 2002 and 2003 resulted in the recognition of $84.5 million in tax provision benefit. The recognition of the tax benefits increased Huntington’s regulatory capital, providing the capacity to sustain significant after-tax charges. Management

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
HUNTINGTON BANCSHARES INCORPORATED
reviewed the securities portfolio for restructuring, in response to the inverted structure of interest rates, concerns about the future liquidity of the market for collateralized mortgage obligations from certain interpretations of Statement No. 155, and concerns about the credit risk associated with securities collateralized by mortgage loans to borrowers with low FICO scores. Management recognized securities impairment as of September 30, 2006 of $57.5 million on the securities portfolios under review.
During the fourth quarter of 2006, Management completed its review. As a result, management sold substantially its entire portfolio of US Treasury securities, its callable debt securities issued by agencies of the US government, and certain mortgage-backed securities and collateralized mortgage obligations. Other securities subject to review were not sold and remain in the portfolio. An additional $15.8 million of securities losses were recognized on these securities in the fourth quarter of 2006, including $6.8 million of impairment losses related to securities backed by mortgage loans to borrowers with low FICO scores that were not subject to the initial review.
As of December 31, 2006, Management has evaluated all other investment securities with unrealized losses and all non-marketable securities for impairment. The unrealized losses were caused by interest rate increases. The contractual terms and/or cash flows of the investments do not permit the issuer to settle the securities at a price less than the amortized cost. Huntington has the intent and ability to hold these investment securities until the fair value is recovered, which may be maturity, and therefore, does not consider them to be other-than-temporarily impaired at December 31, 2006.
Gross gains from sales of securities of $8.4 million, $8.5 million, and $34.7 million, were realized in 2006, 2005, and 2004, respectively. Gross losses from the sales of securities totaled $55.2 million in 2006, $16.6 million in 2005, and $19.0 million in 2004. Huntington also recognized an additional $26.4 million of losses relating to securities that were identified as other-than-temporarily impaired.

4.	LOANS AND LEASES
At December 31, 2006, $3.1 billion of commercial and industrial loans were pledged to secure potential discount window borrowings from the Federal Reserve Bank, and $4.9 billion of real estate qualifying loans were pledged to secure advances from the Federal Home Loan Bank. Real estate qualifying loans are comprised of residential mortgage loans secured by first and second liens.
Huntington’s loan and lease portfolio includes lease financing receivables consisting of direct financing leases on equipment, which are included in commercial and industrial loans, and on automobiles. Net investment in lease financing receivables by category at December 31 were as follows:

	At December 31,

(in thousands of dollars)	2006	2005

Commercial and industrial
Lease payments receivable	$624,656	$486,488
Estimated residual value of leased assets	44,893	39,570

Gross investment in commercial lease financing receivables	669,549	526,058
Deferred origination fees and costs	3,983	3,125
Unearned income	(86,849)	(58,476)

Total net investment in commercial lease financing receivables	$586,683	$470,707

Consumer
Lease payments receivable	$857,127	$1,209,088
Estimated residual value of leased assets	1,068,766	1,296,303

Gross investment in consumer lease financing receivables	1,925,893	2,505,391
Deferred origination fees and costs	(810)	(565)
Unearned income	(155,659)	(215,811)

Total net investment in consumer lease financing receivables	$1,769,424	$2,289,015

The future lease rental payments due from customers on direct financing leases at December 31, 2006, totaled $1.5 billion and were as follows: $0.4 billion in 2007; $0.3 billion in 2008; $0.2 billion in 2009; $0.1 billion in 2010 and 2011, and $0.4 billion thereafter. Included in the estimated residual value of leased consumer assets was a valuation reserve of $7.3 million and $5.1 million at December 31, 2006 and 2005, respectively, for expected residual value impairment not covered by residual value insurance.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
HUNTINGTON BANCSHARES INCORPORATED
There is a potential for loan products to contain contractual terms that give rise to a concentration of credit risk that may increase a lending institution’s exposure to risk of nonpayment or realization. Examples of these contractual terms include loans that permit negative amortization, a loan-to-value of greater than 100%, and option adjustable-rate mortgages. Huntington does not offer mortgage loan products that contain these terms. Huntington does offer a home equity loan product that is interest only with an introductory rate that is below the market interest rate for the initial period of the loan term and increases when that period ends. Home equity loans totaled $4.9 billion and $4.8 billion at December 31, 2006 and 2005, respectively, or 19% of total loans at the end of each period. From a credit risk perspective, 87% of the home equity loans had a loan to value ratio of less than 90% at December 31, 2006. The charge-off policy for home equity loans is described in Note 1. There were no other economic, industry, or geographic concentration of credit risk in the loan and lease portfolio at December 31, 2006.
Related Party Transactions
Huntington has made loans to its officers, directors, and their associates. These loans were made in the ordinary course of business under normal credit terms, including interest rate and collateralization, and do not represent more than the normal risk of collection. These loans to related parties for the year ended December 31 are summarized as follows:

(in thousands of dollars)	2006	2005

Balance, beginning of year	$76,488	$89,177
Loans made	105,337	219,728
Repayments	(91,639)	(231,814)
Changes due to status of executive officers and directors	(33,680)	(603)

Balance, end of year	$56,506	$76,488

Non-Performing Assets and Past Due Loans
At December 31, 2006 and 2005, loans in non-accrual status and loans past due 90 days or more and still accruing interest, were as follows:

	At December 31,

(in thousands of dollars)	2006	2005

Commercial and industrial	$58,393	$55,273
Commercial real estate	37,947	18,309
Residential mortgage	32,527	17,613
Home equity	15,266	10,720

Total non-performing loans	144,133	101,915
Other real estate, net	49,487	15,240

Total non-performing assets	$193,620	$117,155

Accruing loans past due 90 days or more	$59,114	$56,138

The amount of interest that would have been recorded under the original terms for total loans classified as non-accrual or renegotiated was $14.2 million for 2006, $7.7 million for 2005, and $3.3 million for 2004. Amounts actually collected and recorded as interest income for these loans totaled $3.4 million, $1.9 million, and $1.9 million for 2006, 2005, and 2004, respectively.

5.	LOAN SALES AND SECURITIZATIONS
Automobile loans
Huntington sold $0.7 billion, $0.4 billion and $1.5 billion of automobile loans in 2006, 2005 and 2004, respectively. Pre-tax gains from the sales of automobile loans totaled $3.1 million, $1.2 million and $14.2 million in 2006, 2005 and 2004, respectively.
Huntington adopted Statement No. 156 as of January 1, 2006. Automobile loan servicing rights are accounted for under the amortization provision of that statement. A servicing asset is established at fair value at the time of the sale using the following assumptions: actual servicing income of 0.55% – 0.65%, adequate compensation for servicing of approximately 0.62%, other ancillary fees of approximately 0.37%, a discount rate of 10% and an estimated return on payments prior to remittance to investors. The servicing asset is then amortized against servicing income. Impairment, if any, is recognized when carrying value exceeds the fair value as determined by calculating the present value of expected net future cash flows. The primary risk characteristic for measuring servicing assets is payoff rates of the underlying loan pools. Valuation calculations rely on the predicted payoff assumption and, if actual payoff is quicker than expected, then future value would be impaired.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
HUNTINGTON BANCSHARES INCORPORATED
Changes in the carrying value of automobile loan servicing rights for the three years ended December 31, 2006, and the fair value at the end of each period were as follows:

	Year Ended December 31,

(in thousands of dollars)	2006	2005	2004

Carrying value, beginning of year	$10,805	$20,286	$17,662
New servicing assets	4,748	2,113	16,249
Amortization	(7,637)	(11,528)	(13,625)
Impairment charges	—	(66)	—

Carrying value, end of year	$7,916	$10,805	$20,286

Fair value, end of year	$9,457	$11,658	$21,361
Huntington has retained servicing responsibilities and receives annual servicing fees from 0.55% to 1.00% and other ancillary fees of approximately 0.40% to 0.47% of the outstanding loan balances. Servicing income, net of amortization of capitalized servicing assets, included in other non-interest income amounted to $14.2 million in 2006, $12.5 million in 2005, and $10.1 million in 2004. The unpaid principal balance of automobile loans serviced for third parties was $1.5 billion, $1.7 billion, and $2.3 billion at December 31, 2006, 2005, and 2004, respectively.
During the second quarter of 2006, Huntington transferred $1.2 billion automobile loans and leases to a trust in a securitization transaction. The securitization did not qualify for sale accounting under Statement No. 140 and therefore, is accounted for as a secured financing. There were no automobile loan securitizations in 2005 or 2004.
Residential Mortgage Loans
During 2006, Huntington sold $247.4 million of residential mortgage loans held for investment, resulting in a net pre-tax gain of $0.5 million. During 2004, Huntington sold $199.8 million of residential mortgage loans held for investment, resulting in a net pre-tax gain of $0.5 million. Huntington also exchanged for federal agency mortgage-backed securities $15.1 million and $115.9 million of residential mortgage loans in 2005 and 2004, respectively, and retained all of the resulting securities. Accordingly, these amounts were reclassified from loans to investment securities. There were no such exchanges of residential mortgage loans in 2006.
A mortgage servicing right (MSR) is established only when the servicing is contractually separated from the underlying mortgage loans by sale or securitization of the loans with servicing rights retained. Effective January 1, 2006, the Company adopted Statement No. 156. The same risk management practices are applied to all MSRs and, accordingly, MSRs were identified as a single asset class and were re-measured to fair value as of January 1, 2006, with an adjustment of $12.1 million, net of tax, to retained earnings.
At initial recognition, the MSR asset is established at its fair value using assumptions that are consistent with assumptions used at the time to estimate the fair value of the total MSR portfolio. Subsequent to initial capitalization, MSR assets are carried at fair value and are included in accrued income and other assets. Any increase or decrease in fair value during the period is recorded as an increase or decrease in servicing income, which is reflected in non-interest income in the consolidated statements of income.
The following table is a summary of the changes in MSR fair value for the year ended December 31, 2006:

(in thousands of dollars)	2006

Carrying value, beginning of year	$91,259
Cumulative effect in change in accounting principle	18,631

Fair value, beginning of period	109,890
New servicing assets created	29,013
Servicing assets acquired	2,474
Change in fair value during the period due to:
Time decay(1)	(4,086)
Payoffs(2)	(11,058)
Changes in valuation inputs or assumptions(3)	4,871

Fair value, end of year	$131,104

(1)	Represents decrease in value due to passage of time, including the impact from both regularly scheduled loan principal payments and partial loan paydowns.

(2)	Represents decrease in value associated with loans that paid off during the period.

(3)	Represents change in value resulting primarily from market-driven changes in interest rates.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
HUNTINGTON BANCSHARES INCORPORATED
MSRs do not trade in an active, open market with readily observable prices. While sales of MSRs occur, the precise terms and conditions are typically not readily available. Therefore, the fair value of MSRs is estimated using a discounted future cash flow model. The model considers portfolio characteristics, contractually specified servicing fees and assumptions related to prepayments, delinquency rates, late charges, other ancillary revenues, costs to service, and other economic factors. Changes in the assumptions used may have a significant impact on the valuation of MSRs.
A summary of key assumptions and the sensitivity of the MSR value at December 31, 2006 to changes in these assumptions follows:

		Decline in fair
		value due to

		10%	20%
		adverse	adverse
(in thousands of dollars)	Actual	change	change

Constant pre-payment rate	12.84%	$(5,984)	$(11,529)
Discount rate	9.41	(4,753)	(9,182)
Caution should be used when reading these sensitivities as a change in an individual assumption and its impact on fair value is shown independent of changes in other assumptions. Economic factors are dynamic and may counteract or magnify sensitivities.
With the adoption of Statement No. 156, servicing rights are recorded at fair value at the end of each reporting period. Prior to 2006, servicing rights were evaluated quarterly for impairment based on the fair value of those rights, using a disaggregated approach. The fair value of the servicing rights was determined by estimating the present value of future net cash flows, taking into consideration market loan prepayment speeds, discount rates, servicing costs, and other economic factors. Temporary impairment was recognized in a valuation allowance against the mortgage servicing rights.
Changes in the impairment allowance for mortgage servicing rights for the two years ended December 31, 2005, were as follows:

	Year Ending December 31,

(in thousands of dollars)	2005	2004

Balance, beginning of year	$(4,775)	$(6,153)
Impairment charges	(15,814)	(18,110)
Impairment recovery	20,185	19,488

Balance, end of year	$(404)	$(4,775)

The unpaid principal balance of residential mortgage loans serviced for third parties was $8.3 billion, $7.3 billion, and $6.9 billion at December 31, 2006, 2005, and 2004, respectively.
Below is a summary of servicing fee income, a component of mortgage banking income, earned during the three years ended December 31, 2006:

(in thousands of dollars)	2006	2005	2004

Servicing fees	$24,659	$22,181	$21,696
Late fees	2,539	2,022	1,725
Ancillary fees	765	797	541

Total fee income	$27,963	$25,000	$23,962

6. ALLOWANCES FOR CREDIT LOSSES (ACL)
The Company maintains two reserves, both of which are available to absorb possible credit losses: an allowance for loan and lease losses (ALLL) and an allowance for unfunded loan commitments and letters of credit (AULC). When summed together, these

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
HUNTINGTON BANCSHARES INCORPORATED
reserves constitute the total allowances for credit losses (ACL). A summary of the transactions in the allowances for credit losses and details regarding impaired loans and leases follows for the three years ended December 31:

	Year Ended December 31,

(in thousands of dollars)	2006	2005	2004

Allowance for loan and leases losses, beginning of year (ALLL)	$268,347	$271,211	$299,732
Acquired allowance for loan and lease losses	23,785	—	—
Loan and lease losses	(119,692)	(115,848)	(126,115)
Recoveries of loans previously charged off	37,316	35,791	47,580

Net loan and lease losses	(82,376)	(80,057)	(78,535)

Provision for loan and lease losses	62,312	83,782	57,397
Economic reserve transfer(1)	—	(6,253)	—
Allowance for assets sold and securitized(2)	—	(336)	(7,383)

Allowance for loan and lease losses, end of year	$272,068	$268,347	$271,211

Allowance for unfunded loan commitments and letters of credit, beginning of year (AULC)	$36,957	$33,187	$35,522
Acquired AULC			325
Provision for unfunded loan commitments and letters of credit losses	2,879	(2,483)	(2,335)
Economic reserve transfer(1)	—	6,253	—

Allowance for unfunded loan commitments and letters of credit, end of year	$40,161	$36,957	$33,187

Total allowances for credit losses (ACL)	$312,229	$305,304	$304,398

Recorded balance of impaired loans, at end of year(3) :
With specific reserves assigned to the loan and lease balances	$35,212	$41,525	$51,875
With no specific reserves assigned to the loan and lease balances	25,662	14,032	29,296

Total	$60,874	$55,557	$81,171

Average balance of impaired loans for the year(3)	$65,907	$29,441	$54,445
Allowance for loan and lease losses on impaired loans(3)	7,612	14,526	23,447

(1)	During 2005, the economic reserve associated with unfunded loan commitments was transferred from the ALLL to the AULC. This transfer had no impact on net income.

(2)	In conjunction with the automobile loan sales and securitizations in 2006, 2005, and 2004, an allowance for loan and lease losses attributable to the associated loans sold was included as a component of the loan’s carrying value upon their sale.

(3)	Includes impaired commercial and industrial loans and commercial real estate loans with outstanding balances greater than $500,000. A loan is impaired when it is probable that Huntington will be unable to collect all amounts due according to the contractual terms of the loan agreement. Impaired loans are included in non-performing assets. The amount of interest recognized in 2006, 2005 and 2004 on impaired loans while they were considered impaired was less than $0.1 million, less than $0.1 million, and $1.1 million, respectively. The recovery of the investment in impaired loans with no specific reserves generally is expected from the sale of collateral, net of costs to sell that collateral.
7. PENDING ACQUISITION OF SKY FINANCIAL GROUP, INC.
On December 20, 2006, Huntington announced the signing of a definitive agreement to acquire Sky Financial Group, Inc. (Sky Financial) in a stock and cash transaction expected to be valued at approximately $3.5 billion. Sky Financial is a $17.6 billion diversified financial holding company with over 330 banking offices and over 400 ATMs. Sky Financial serves communities in Ohio, Pennsylvania, Indiana, Michigan and West Virginia. Sky’s financial service affiliates include: Sky Bank, commercial and retail banking; Sky Trust, asset management services; and Sky Insurance, retail and commercial insurance agency services.
Under the terms of the agreement, Sky Financial shareholders will receive 1.098 shares of Huntington common stock, on a tax-free basis, and a taxable cash payment of $3.023 for each share of Sky Financial common stock. The merger was unanimously approved by both boards and is expected to close in the third quarter of 2007, pending customary regulatory approvals, as well as approval by both companies’ shareholders.
8. BUSINESS COMBINATIONS
On March 1, 2006, Huntington completed its merger with Canton, Ohio-based Unizan Financial Corp. (Unizan). Unizan operated 42 banking offices in five metropolitan markets in Ohio: Canton, Columbus, Dayton, Newark, and Zanesville.
Under the terms of the merger agreement announced January 27, 2004, and amended November 11, 2004, Unizan shareholders of record as of the close of trading on February 28, 2006, received 1.1424 shares of Huntington common stock for each share of Unizan. The total purchase price for Unizan has been allocated to the tangible and intangible assets and liabilities based on their respective fair values as of the acquisition date. Such allocations have not been finalized, and therefore, the allocation of the purchase price included in the Consolidated Balance Sheet is preliminary.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
HUNTINGTON BANCSHARES INCORPORATED
The following table shows the excess purchase price over carrying value of net assets acquired, preliminary purchase price allocation, and resulting goodwill:

(in thousands of dollars)	March 1, 2006

Purchase price	$575,793
Carrying value of net assets acquired	(194,996)

Excess of purchase price over carrying value of net assets acquired	380,797
Purchase accounting adjustments:
Loans and leases	17,466
Premises and equipment	(202)
Accrued income and other assets	257
Deposits	748
Subordinated notes	2,845
Deferred federal income tax liability	6,616
Accrued expenses and other liabilities	8,577

Goodwill and other intangible assets	417,104
Less other intangible assets:
Core deposit intangible	(45,000)
Other identifiable intangible assets	(18,252)

Other intangible assets	(63,252)

Goodwill	$353,852

Of the $63.3 million of acquired intangible assets, $45.0 million was assigned to core deposit intangible, and $18.3 million was assigned to customer relationship intangibles. The core deposit and customer relationship intangibles have useful lives ranging from 10 to 15 years.
Goodwill resulting from the transaction totaled $353.9 million and was assigned to Regional Banking and the Private Financial and Capital Markets Group (PFCMG) in the amount of $335.9 million and $18.0 million, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
HUNTINGTON BANCSHARES INCORPORATED
The following table summarizes the estimated fair value of the net assets acquired on March 1, 2006 related to the acquisition of Unizan:

(in thousands of dollars)	March 1, 2006

Assets
Cash and due from banks	$66,544
Interest bearing deposits in banks	3,096
Investment securities	300,416
Loans and leases	1,666,604
Allowance for loan and lease losses	(23,785)

Net loans and leases	1,642,819

Bank owned life insurance	48,521
Premises and equipment	21,603
Goodwill	353,852
Other intangible assets	63,252
Accrued income and other assets	22,012

Total assets	2,522,115
Liabilities
Deposits	1,696,124
Short-term borrowings	79,140
Federal Home Loan Bank advances	102,950
Subordinated notes	23,464
Deferred federal income tax liability	7,123
Accrued expenses and other liabilities	37,521

Total liabilities	1,946,322

Purchase price	$575,793

Huntington’s consolidated financial statements include the results of operations of Unizan since March 1, 2006, the date of acquisition. The following unaudited summary information presents the consolidated results of operations of Huntington on a pro forma basis, as if the Unizan acquisition had occurred at the beginning of 2006 and 2005.

(in thousands, except per share amounts)	2006	2005

Net interest income	$1,030,789	$1,032,083
Provision for credit losses	(66,301)	(87,959)

Net interest income after provision for credit losses	964,488	944,124

Non-interest income	565,853	660,986
Non-interest expense	(1,012,840)	(1,041,532)

Income before income taxes	517,501	563,578
Provision for income taxes	(54,837)	(137,173)

Net income	$462,664	$426,405

Net income per common share
Basic	$1.92	$1.67
Diluted	1.90	1.65
Average common shares outstanding
Basic	240,924	255,417
Diluted	244,145	258,879
The pro forma results include amortization of fair value adjustments on loans, deposits, and debt, and amortization of newly created intangibles and post-merger related charges. The pro forma number of average common shares outstanding includes adjustments for shares issued for the acquisition and the impact of additional dilutive securities but does not assume any incremental share repurchases. The pro forma results presented do not reflect cost savings, or revenue enhancements anticipated

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
HUNTINGTON BANCSHARES INCORPORATED
from the acquisition, and are not necessarily indicative of what actually would have occurred if the acquisition had been completed as of the beginning of the periods presented, nor are they necessarily indicative of future consolidated results.
Effective at the end of the day on December 31, 2006, Huntington acquired Unified Fund Services, Inc. and Unified Financial Securities, Inc. (Unified), an Indianapolis, Indiana based provider of fund accounting, administration, distribution and transfer agent services to mutual funds. Unified will operate as a wholly owned subsidiary of Huntington. The total purchase price for Unified has been allocated to the tangible and intangible assets and liabilities based on their respective fair values as of the acquisition date. Such allocations have not been finalized, and therefore, the allocation of the purchase price included in the Consolidated Balance Sheet is preliminary. The purchase price of this acquisition was immaterial to Huntington’s financial statements.
9. GOODWILL AND OTHER INTANGIBLE ASSETS
Changes to the carrying amount of goodwill by line of business for the years ended December 31, 2006 and 2005, were as follows:

	Regional	Dealer		Treasury/	Huntington
(in thousands of dollars)	Banking	Sales	PFCMG	Other	Consolidated

Balance, December 31, 2005	$199,971	$—	$12,559	$—	$212,530
Goodwill acquired during the period	335,884	—	22,462	—	358,346

Balance, December 31, 2006	$535,855	$—	$35,021	$—	$570,876

As further described in Note 8, of the goodwill acquired during 2006, $353.9 million was a result of the completion of the merger with Unizan and $4.4 million was a result of the acquisition of Unified. There were no impairment losses for the three years ended December 31, 2006, 2005, and 2004.
At December 31, 2006 and 2005, Huntington’s other intangible assets consisted of the following:

	Gross
	Carrying	Accumulated	Net
(in thousands of dollars)	Amount	Amortization	Carrying Value

December 31, 2006
Leasehold purchased	$23,655	$(19,631)	$4,024
Core deposit intangible	45,000	(7,525)	37,475
Borrower relationship	6,570	(456)	6,114
Trust customers	11,430	(796)	10,634
Other	1,622	(382)	1,240

Total other intangible assets	$88,277	$(28,790)	$59,487

December 31, 2005
Leasehold purchased	$23,655	$(18,816)	$4,839
Trust customers	130	(13)	117

Total other intangible assets	$23,785	$(18,829)	$4,956

Amortization expense of other intangible assets for the three years ended December 31, 2006, 2005 and 2004 was $10.0 million, $0.8 million, and $0.8 million, respectively.
The estimated amortization expense of other intangible assets for the next five annual years are as follows:

Amortization
(in thousands of dollars)	Expense

Fiscal year:
2007	$10,040
2008	8,856
2009	7,928
2010	7,106
2011	6,312

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
HUNTINGTON BANCSHARES INCORPORATED

10.	AUTOMOBILE OPERATING LEASE ASSETS
For periods before May 2002, Huntington purchased vehicles, primarily automobiles, for lease to consumers under operating lease arrangements. These operating lease arrangements required the lessee to make a fixed monthly rental payment over a specified lease term, typically from 36 to 66 months. Rental income is earned by Huntington on these operating lease assets and reported as non-interest income. The assets are depreciated over the term of the lease to the estimated fair value at the end of the lease. The depreciation of these assets is reported as a component of non-interest expense. At the end of the lease, the asset is either purchased by the lessee or returned to Huntington. The following is a summary of operating lease assets at December 31:

	At December 31,

(in thousands of dollars)	2006	2005

Cost of operating lease assets (including residual values of $28,572 and $148,937, respectively)	$90,940	$460,596
Deferred origination fees and costs	(23)	(272)
Accumulated depreciation	(62,586)	(271,321)

Total	$28,331	$189,003

The future lease rental payments due from customers on operating lease assets at December 31, 2006, totaled $5.2 million and are due as follows: $5.2 million in 2007 and less than $0.1 million thereafter. Depreciation expense for each of the years ended December 31, 2006, 2005, and 2004 was $28.6 million, $94.8 million, and $215.0 million, respectively.

11.	PREMISES AND EQUIPMENT
At December 31, premises and equipment stated at cost were comprised of the following:

	At December 31,

(in thousands of dollars)	2006	2005

Land and land improvements	$79,273	$67,787
Buildings	270,942	246,745
Leasehold improvements	154,097	149,466
Equipment	491,428	477,192

Total premises and equipment	995,740	941,190
Less accumulated depreciation and amortization	(622,968)	(580,513)

Net premises and equipment	$372,772	$360,677

Depreciation and amortization charged to expense and rental income credited to net occupancy expense for the three years ended December 31, 2006 were:

	Year Ended December 31,

(in thousands of dollars)	2006	2005	2004

Total depreciation and amortization of premises and equipment	$52,333	$50,355	$50,097
Rental income credited to occupancy expense	11,602	11,010	13,081

12.	SHORT-TERM BORROWINGS
At December 31, short-term borrowings were comprised of the following:

	At December 31,

(in thousands of dollars)	2006	2005

Federal funds purchased	$520,354	$931,097
Securities sold under agreements to repurchase	1,111,959	888,985
Commercial paper	2,677	2,480
Other borrowings	41,199	66,698

Total short-term borrowings	$1,676,189	$1,889,260

Other borrowings consist of borrowings from the U.S. Treasury, funds held as collateral from swap counterparties, and other notes payable.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
HUNTINGTON BANCSHARES INCORPORATED
Information concerning securities sold under agreements to repurchase for the years ended December 31 is summarized as follows:

	Year Ended December 31,

(in thousands of dollars)	2006	2005

Average balance during the year	$1,065,649	$1,125,159
Average interest rate during the year	3.33%	2.17%
Maximum month-end balance during the year	$1,213,673	$1,356,733
Commercial paper is issued by Huntington Bancshares Financial Corporation, a non-bank subsidiary, with principal and interest guaranteed by the parent company.

13.	FEDERAL HOME LOAN BANK ADVANCES
Huntington’s long-term advances from the Federal Home Loan Bank had weighted average interest rates of 5.40% and 4.37% at December 31, 2006 and 2005, respectively. These advances, which predominantly had variable interest rates, were collateralized by qualifying real estate loans. As of December 31, 2006 and 2005, Huntington’s maximum borrowing capacity was $3.2 billion and $1.7 billion, respectively. The advances outstanding at December 31, 2006 of $1.0 billion mature as follows: $0.2 billion in 2007; $0.3 billion in 2008; $0.1 billion in 2009; $0.4 billion in 2010; and less than $0.1 billion in 2011 and thereafter. The terms of advances include various restrictive covenants including limitations on the acquisition of additional debt in excess of specified levels, dividend payments, and the disposition of subsidiaries. As of December 31, 2006, Huntington was in compliance with all such covenants.

14.	SUBORDINATED NOTES
At December 31, Huntington’s subordinated notes consisted of the following:

	At December 31,

(in thousands of dollars)	2006	2005

Parent company:
6.06% junior subordinated debentures due 2027(1)	$206,186	$206,186
5.99% junior subordinated debentures due 2028(2)	103,093	103,093
9.88% junior subordinated debentures due 2029	23,428	—
The Huntington National Bank:
8.00% subordinated notes due 2010	152,303	158,620
4.90% subordinated notes due 2014	193,122	193,361
5.50% subordinated notes due 2016	248,908	—
6.60% subordinated notes due 2018	212,526	214,277
5.375% subordinated notes due 2019	147,091	147,834

Total subordinated notes	$1,286,657	$1,023,371

(1)	Variable effective rate at December 31, 2006, based on three month LIBOR + 0.70.

(2)	Variable effective rate at December 31, 2006, based on three month LIBOR + 0.625.
The weighted-average interest rate for subordinated notes was 6.08% and 5.84% at December 31, 2006 and 2005, respectively.
Amounts above are reported net of unamortized discounts and adjustments related to hedging with derivative financial instruments. The derivative instruments, principally interest rate swaps, are used to match the funding rates on certain assets by hedging the cash flow variability associated with certain variable-rate debt by converting the debt to fixed-rate and hedging the fair values of certain fixed-rate debt by converting the debt to a variable rate. See Note 23 for more information regarding such financial instruments. All principal is due upon maturity of the note as described in the table above.
Under FIN 46(R), certain wholly-owned trusts, which had been formed for the sole purpose of issuing trust preferred securities, are not consolidated. The proceeds from the trust preferred securities issuances were invested in junior subordinated debentures of the Parent Company. The obligations of these debentures constitute a full and unconditional guarantee by the Parent Company of the trust securities. The junior subordinated debentures held by the trust included in the Company’s long-term debt was $0.3 billion as of December 31, 2006 and 2005.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
HUNTINGTON BANCSHARES INCORPORATED

15.	OTHER LONG-TERM DEBT
At December 31, Huntington’s other long-term debt consisted of the following:

	At December 31,

(in thousands of dollars)	2006	2005

The Huntington National Bank	$808,112	$1,576,033
5.68% Securitization trust note payable due 2012(1)	408,745	792,386
6.02% Securitization trust note payable due 2018(2)	962,283	—
7.88% Class C preferred securities of REIT subsidiary, no maturity	50,000	50,000

Total other long-term debt	$2,229,140	$2,418,419

(1)	Variable effective rate at December 31, 2006, based on one month LIBOR +0.33.

(2)	Variable effective rate at December 31, 2006, based on one month LIBOR +0.67.
Amounts above include values related to hedging with derivative financial instruments. The derivative instruments, principally interest rate swaps, are used to match the funding rates on certain assets by hedging the cash flow variability associated with certain variable-rate debt by converting the debt to fixed-rate and hedging the fair values of certain fixed-rate debt by converting the debt to a variable rate. See Note 23 for more information regarding such financial instruments.
The weighted-average interest rate for other long-term debt was 5.48% and 4.34% at December 31, 2006 and 2005, respectively.
The securitization trust notes payable are collaterized by $1.7 billion in automobile loans held in the automobile trusts. The terms of the other long-term debt obligations contain various restrictive covenants including limitations on the acquisition of additional debt in excess of specified levels, dividend payments, and the disposition of subsidiaries. As of December 31, 2006, Huntington was in compliance with all such covenants.
Other long-term debt maturities for the next five years are as follows: $0.1 billion in 2007; $0.2 billion in 2008; $0.2 billion in 2009; $0.3 billion in 2010; none in 2011 and $1.4 billion thereafter. These maturities are based upon the par values of long-term debt.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
HUNTINGTON BANCSHARES INCORPORATED
16. OTHER COMPREHENSIVE INCOME
The components of Huntington’s other comprehensive income in each of the three years ended December 31 were as follows:

	Year Ended December 31,

(in thousands of dollars)	2006	2005	2004

Unrealized losses on investment securities arising during the year:
Unrealized net losses	$1,448	$(41,014)	$(18,555)
Related tax benefit	(752)	14,445	6,689

Net	696	(26,569)	(11,866)

Less: Reclassification of net realized losses (gains) from sales of investment securities during the year:
Realized net losses (gains)	73,191	8,055	(15,763)
Related tax (benefit) expense	(25,617)	(2,819)	5,517

Net	47,574	5,236	(10,246)

Total unrealized losses on investment securities arising during the year, net of reclassification of net realized losses (gains)	48,270	(21,333)	(22,112)

Unrealized gains on cash flow hedging derivatives arising during the year:
Unrealized net gains	2,772	16,852	14,914
Related tax expense	(970)	(5,898)	(5,220)

Net	1,802	10,954	9,694

Defined benefit pension plans:
Cumulative effect of change in accounting for funded status of pension plans	(128,175)	—	—
Minimum pension liability adjustment	414	(1,248)	(1,789)
Related tax benefit	44,716	437	626

Net	(83,045)	(811)	(1,163)

Total other comprehensive loss	$(32,973)	$(11,190)	$(13,581)

Activity in accumulated other comprehensive income for the three years ended December 31, 2006 was as follows:

		Unrealized gains
	Unrealized gains	and losses on
	and losses on	cash flow hedging	Defined benefit
(in thousands of dollars)	investment securities	derivatives	pension plans	Total

Balance, January 1, 2004	$9,429	$(5,442)	$(1,309)	$2,678
Current period change	(22,112)	9,694	(1,163)	(13,581)

Balance, December 31, 2004	(12,683)	4,252	(2,472)	(10,903)
Current period change	(21,333)	10,954	(811)	(11,190)

Balance, December 31, 2005	(34,016)	15,206	(3,283)	(22,093)
Current period change	48,270	1,802	(83,045)	(32,973)

Balance, December 31, 2006	$14,254	$17,008	$(86,328)	$(55,066)

17. SHAREHOLDERS’ EQUITY
On October 18, 2005, the Company announced that the board of directors authorized a new program for the repurchase of up to 15 million shares (the 2005 Repurchase Program). A repurchase program authorized in 2004, with 3.1 million shares remaining, was cancelled and replaced by the 2005 Repurchase Program.
On April 20, 2006, the Company announced that the board of directors authorized a new program for the repurchase of up to 15.0 million shares (the 2006 Repurchase Program). The 2006 Repurchase Program does not have an expiration date. The 2005 Repurchase Program, with 5.0 million shares remaining, was canceled and replaced by the 2006 Repurchase Program. The Company announced its expectation to repurchase the shares from time to time in the open market or through privately negotiated transactions depending on market conditions.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
HUNTINGTON BANCSHARES INCORPORATED
On May 24, 2006, Huntington repurchased 6.0 million shares of common stock from Bear Stearns under an accelerated share repurchase program. The accelerated share repurchase program enabled Huntington to purchase the shares immediately, while Bear Stearns purchased shares in the market over a period of up to four months (the Repurchase Term). In connection with the repurchase of these shares, Huntington entered into a variable share forward sale agreement, which provided for a settlement, reflecting a price differential based on the adjusted volume-weighted average price as defined in the agreement with Bear Stearns. The variable share forward agreement concluded at the end of September 2006, resulting in a nominal settlement of cash to Huntington. This was reflected as an adjustment to treasury shares.
Listed below is the share repurchase activity for the year ended December 31, 2006:

	Total	Average
	Number	Price
	of Shares	Paid Per
Repurchase Programs	Purchased	Share

The 2005 Repurchase Program	4,831,000	$23.46
The 2006 Repurchase Program	11,150,000	23.81

Total Shares Repurchased in 2006	15,981,000	$23.71

18. EARNINGS PER SHARE
Basic earnings per share is the amount of earnings for the period available to each share of common stock outstanding during the reporting period. Diluted earnings per share is the amount of earnings available to each share of common stock outstanding during the reporting period adjusted for the potential issuance of common shares for dilutive stock options. The calculation of basic and diluted earnings per share for each of the three years ended December 31 was as follows:

	Year ended December 31,

(in thousands, except per share amounts)	2006	2005	2004

Net income	$461,221	$412,091	$398,925
Average common shares outstanding	236,699	230,142	229,913
Dilutive potential common shares	3,221	3,333	3,943

Diluted average common shares outstanding	239,920	233,475	233,856

Earnings Per Share
Basic	$1.95	$1.79	$1.74
Diluted	1.92	1.77	1.71
The average market price of Huntington’s common stock for the period was used in determining the dilutive effect of outstanding stock options. Dilutive potential common shares include stock options and options held in deferred compensation plans. Dilutive potential common shares are computed based on the number of shares subject to options that have an exercise price less than the average market price of Huntington’s common stock for the period.
Approximately 5.5 million, 5.7 million, and 2.6 million options to purchase shares of common stock outstanding at the end of 2006, 2005, and 2004, respectively, were not included in the computation of diluted earnings per share because the effect would be antidilutive. The weighted average exercise price for these options was $25.69 per share, $25.68 per share, and $26.96 per share at the end of the same respective periods.

19.	SHARE-BASED COMPENSATION
Huntington sponsors nonqualified and incentive share-based compensation plans. These plans provide for the granting of stock options and other awards to officers, directors, and other employees. Stock options are granted at the market price on the date of the grant. Options vest ratably over three years or when other conditions are met. Options granted prior to May 2004 have a maximum term of ten years. All options granted beginning in May 2004 have a maximum term of seven years.
Beginning in 2006, Huntington began granting restricted stock units under the 2004 Stock and Long-Term Incentive Plan. Restricted stock units are issued at no cost to the recipient, and can be settled only in shares at the end of the vesting period, subject to certain service restrictions. The fair value of the restricted stock unit awards was based on the closing market price of the Company’s common stock on the date of award.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
HUNTINGTON BANCSHARES INCORPORATED
The following table presents the unfavorable impact of adoption of Statement 123R on Huntington’s income before income taxes, net income, and basic and diluted earnings per share for the year ended December 31, 2006.

Share-based
(in millions, except per share amounts)	compensation expense

Income before income taxes	$(18.6)
Net income	(12.1)
Earnings per share
Basic	$(0.05)
Diluted	(0.05)
Prior to the adoption of Statement 123R, Huntington presented all tax benefits of deductions resulting from the exercise of stock options as operating cash flows in the consolidated statements of cash flows. Statement 123R requires the cash flows from tax benefits resulting from tax deductions in excess of compensation costs recognized for those options (excess tax benefits) to be classified as financing cash flows. As a result, the benefits of tax deductions in excess of recognized compensation cost included in net financing cash flows for the year ended December 31, 2006 was $1.0 million.
Consistent with the valuation method used for the disclosure only provisions of Statement No. 123, Huntington uses the Black-Scholes option-pricing model to value share-based compensation expense. This model assumes that the estimated fair value of options is amortized over the options’ vesting periods and the compensation costs would be included in personnel costs on the consolidated statements of income. Forfeitures are estimated at the date of grant based on historical rates and reduce the compensation expense recognized. The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the date of grant. Expected volatility is based on the historical volatility of Huntington’s stock. The expected term of options granted is derived from historical data on employee exercises. The expected dividend yield is based on the dividend rate and stock price on the date of the grant. The following table illustrates the weighted-average assumptions used in the option-pricing model for options granted in the three years ended December 31, 2006, 2005 and 2004.

	2006	2005	2004

Assumptions
Risk-free interest rate	4.96%	4.07%	3.78%
Expected dividend yield	4.24	3.34	3.20
Expected volatility of Huntington’s common stock	22.2	26.3	30.9
Expected option term (years)	6.0	6.0	6.0
Weighted-average grant date fair value per share	$4.21	$5.28	$5.78
The following pro forma disclosures for net income and earnings per diluted common share for the years ended December 31, 2005 and 2004, are presented as if Huntington had applied the fair value method of accounting of Statement No. 123 in measuring compensation costs for stock options.

	Year Ended
	December 31,

(in millions, except per share amounts)	2005	2004

Pro forma results
Net income, as reported	$412.1	$398.9
Pro forma expense, net of tax	(11.9)	(14.4)

Pro forma net income	$400.2	$384.5

Net income per common share:
Basic, as reported	$1.79	$1.74
Basic, pro forma	1.74	1.67
Diluted, as reported	1.77	1.71
Diluted, pro forma	1.71	1.64

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
HUNTINGTON BANCSHARES INCORPORATED
Huntington’s stock option activity and related information for the year ended December 31, 2006, was as follows:

			Weighted-
		Weighted-	Average
		Average	Remaining	Aggregate
		Exercise	Contractual	Intrinsic
(in thousands, except per share amounts)	Options	Price	Life (Years)	Value

Outstanding at January 1, 2006	21,004	$21.11
Granted	1,486	23.38
Acquired(1)	656	16.56
Exercised	(2,014)	18.34
Forfeited/expired	(559)	22.56

Outstanding at December 31, 2006	20,573	$21.36	4.8	$59,930

Exercisable at December 31, 2006	14,639	$20.72	4.5	$53,279

(1)	Relates to option plans acquired from the merger with Unizan.
The aggregate intrinsic value represents the amount by which the fair value of underlying stock exceeds the option exercise price. The total intrinsic value of stock options exercised during 2006, 2005, and 2004 was $11.8 million, $11.6 million, and $17.5 million, respectively.
Cash received from the exercise of options for 2006, 2005, and 2004 was $36.8 million, $31.9 million, and $41.4 million, respectively. The tax benefit realized for the tax deductions from option exercises totaled $2.8 million, $8.7 million, and $3.0 million for 2006, 2005, and 2004, respectively.
The following table summarizes the status of Huntington’s nonvested awards for the year ended December 31, 2006:

		Weighted-		Weighted-
		Average		Average
		Grant Date	Restricted	Grant Date
		Fair Value	Stock	Fair Value
(in thousands, except per share amounts)	Options	Per Share	Units	Per Share

Nonvested at January 1, 2006	7,956	$5.53	—	$—
Granted	1,486	4.21	476	23.37
Acquired(1)	19	4.61	—	—
Vested	(3,025)	5.60	—	—
Forfeited	(502)	5.40	(8)	23.34

Nonvested at December 31, 2006	5,934	$5.17	468	$23.37

(1)	Relates to option plans acquired from the merger with Unizan.
As of December 31, 2006, the total unrecognized compensation cost related to nonvested awards was $26.9 million with a weighted-average expense recognition period of 1.9 years. The total fair value of awards vested during the year ended December 31, 2006, was $17.0 million.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
HUNTINGTON BANCSHARES INCORPORATED
The following table presents additional information regarding options outstanding as of December 31, 2006.

	Options Outstanding			Exercisable Options

		Weighted-
		Average	Weighted-		Weighted-
		Remaining	Average		Average
		Contractual	Exercise		Exercise
(in thousands, except per share amounts)	Shares	Life (Years)	Price	Shares	Price

Range of Exercise Prices
$9.91 to $15.00	738	4.7	$14.21	738	$14.21
$15.01 to $20.00	7,133	4.7	18.03	5,844	17.61
$20.01 to $25.00	10,439	5.6	22.86	5,803	22.14
$25.01 to $28.35	2,263	2.1	27.22	2,254	27.23

Total	20,573	4.8	$21.36	14,639	$20.72

On August 27, 2002, common stock options were granted, with certain specified exceptions, to full- and part-time employees under the Huntington Bancshares Incorporated Employee Stock Incentive Plan (the Incentive Plan). Under the terms of the Incentive Plan, these options are to vest on the earlier of August 27, 2007, or at such time as the closing price for Huntington’s common stock for five consecutive trading days reached or exceeded $27.00. As of December 31, 2006, 1.4 million shares under option remain unvested.
Huntington’s board of directors has approved all of the plans. Shareholders have approved each of the plans, except for the broad-based Employee Stock Incentive Plan. Of the 25.3 million awards to grant or purchase shares of common stock authorized for issuance under the plans at December 31, 2006, 21.4 million were outstanding and 3.9 million were available for future grants.

20.	INCOME TAXES
The following is a summary of the provision for income taxes:

	At December 31,

(in thousands of dollars)	2006	2005	2004

Current tax provision
Federal	$340,665	$163,383	$12,779
State	222	210	—

Total current tax provision	340,887	163,593	12,779

Deferred tax (benefit) provision
Federal	(288,475)	(32,681)	140,962
State	428	571	—

Total deferred tax (benefit) provision	(288,047)	(32,110)	140,962

Provision for income taxes	$52,840	$131,483	$153,741

Tax expense (benefit) associated with securities transactions included in the above amounts were ($25.6 million) in 2006, ($2.8 million) in 2005, and $5.5 million in 2004.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
HUNTINGTON BANCSHARES INCORPORATED
The following is a reconcilement of provision for income taxes to the amount computed at the statutory rate of 35%:

	2006		2005		2004

(in thousands of dollars)	Amount	Rate	Amount	Rate	Amount	Rate

Income tax expense computed at the statutory rate	$179,921	35.0%	$190,251	35.0%	$193,433	35.0%
Increases (decreases):
Tax-exempt interest income	(10,449)	(2.0)	(8,741)	(1.6)	(7,640)	(1.4)
Tax-exempt bank owned life insurance income	(15,321)	(3.0)	(14,257)	(2.6)	(14,804)	(2.7)
Asset securitization activities	(10,157)	(2.0)	(6,651)	(1.2)	(6,278)	(1.1)
Federal tax loss carryback	(33,086)	(6.4)	(28,705)	(5.3)	—	—
General business credits	(7,130)	(1.4)	(6,878)	(1.3)	(7,768)	(1.4)
Repatriation of foreign earnings	—	—	5,741	1.1	—	—
Resolution of federal income tax audit	(52,604)	(10.2)	—	—	—	—
Other, net	1,666	0.3	723	0.1	(3,202)	(0.6)

Provision for income taxes	$52,840	10.3%	$131,483	24.2%	$153,741	27.8%

The significant components of deferred assets and liabilities at December 31, was as follows:

	At December 31,

(in thousands of dollars)	2006	2005

Deferred tax assets:
Allowances for credit losses	$132,085	$123,934
Loss and other carry-forwards	37,872	54,457
Fair Value Adjustments	—	14,082
Pension and other employee benefits	9,645	—
Other	87,241	74,020

Net deferred tax assets	266,843	266,493

Deferred tax liabilities:
Lease financing	547,488	830,303
Fair value adjustments	2,807	—
Pension and other employee benefits	—	41,409
Mortgage servicing rights	32,123	26,375
Other	91,031	71,106

Total deferred tax liability	673,449	969,193

Net deferred tax liability before valuation allowance	406,606	702,700

Valuation Allowance	37,315	40,955

Net deferred tax liability after valuation allowance	$443,921	$743,655

At December 31, 2006, Huntington’s deferred tax asset related to loss and other carry-forwards was $37.9 million. This was comprised of a net operating loss carry-forward of $0.2 million for U.S. federal tax purposes, which will begin expiring in 2023, an alternative minimum tax credit carry-forward of $0.4 million, and a capital loss carry-forward of $37.3 million, which will expire in 2010. A valuation allowance in the amount of $37.3 million has been established for the capital loss carry-forward. A valuation allowance is provided when it is more likely than not that some portion of the deferred tax asset will not be realized. The valuation allowance on this asset decreased $3.6 million from 2005 to 2006 as a result of the 2005 tax return true-up and the estimated utilization of capital losses in 2006. In Management’s opinion the results of future operations will generate sufficient taxable income to realize the net operating loss and the alternative minimum tax credit carry-forward. Consequently, management has determined that a valuation allowance for deferred tax assets was not required as of December 31, 2006 or 2005 relating to these carry-forwards.
21. BENEFIT PLANS
Huntington sponsors the Huntington Bancshares Retirement Plan (the Plan), a non-contributory defined benefit pension plan covering substantially all employees. The Plan provides benefits based upon length of service and compensation levels. The

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
HUNTINGTON BANCSHARES INCORPORATED
funding policy of Huntington is to contribute an annual amount that is at least equal to the minimum funding requirements but not more than that deductible under the Internal Revenue Code.
In addition, Huntington has an unfunded defined benefit post-retirement plan that provides certain health care and life insurance benefits to retired employees who have attained the age of 55 and have at least 10 years of vesting service under this plan. For any employee retiring on or after January 1, 1993, post-retirement health-care benefits are based upon the employee’s number of months of service and are limited to the actual cost of coverage. Life insurance benefits are a percentage of the employee’s base salary at the time of retirement, with a maximum of $50,000 of coverage.
The following table shows the weighted-average assumptions used to determine the benefit obligation at December 31, 2006 and 2005, and the net periodic benefit cost for the years then ended. Huntington selected September 30, 2006 as the measurement date for all calculations and contracted an actuary to provide measurement services.

			Post-Retirement
	Pension Benefits		Benefits

	2006	2005	2006	2005

Weighted-average assumptions used to determine benefit obligations at December 31
Discount rate	5.74%	5.43%	5.74%	5.43%
Rate of compensation increase	5.00	5.00	N/A	N/A
Weighted-average assumptions used to determine net periodic benefit cost for the years ended December 31
Discount rate	5.43%	5.81%	5.43%	5.81%
Expected return on plan assets	8.00	7.00	N/A	N/A
Rate of compensation increase	5.00	5.00	N/A	N/A
N/ A, Not Applicable
The expected long-term rate of return on plan assets is an assumption reflecting the average rate of earnings expected on the funds invested or to be invested to provide for the benefits included in the projected benefit obligation. The expected long-term rate of return is established at the beginning of the plan year based upon historical returns and projected returns on the underlying mix of invested assets. For the year ended December 31, 2006, the long-term rate of return assumption to determine the net periodic benefit cost was raised one percentage point to 8.00% due to favorable historical and expected future results.
The following table reconciles the beginning and ending balances of the benefit obligation of the Plan and the post-retirement benefit plan with the amounts recognized in the consolidated balance sheets at December 31:

			Post-Retirement
	Pension Benefits		Benefits

(in thousands of dollars)	2006	2005	2006	2005

Projected benefit obligation at beginning of measurement year (September 30)	$418,091	$336,007	$43,616	$55,504
Changes due to:
Service cost	17,262	13,936	1,302	1,377
Interest cost	22,157	19,016	2,332	2,903
Benefits paid	(7,491)	(6,897)	(3,540)	(3,738)
Settlements	(11,523)	(9,375)	—	—
Plan amendments	—	—	1,700	—
Actuarial assumptions and gains and losses	(12,792)	65,404	2,811	(12,430)

Total changes	7,613	82,084	4,605	(11,888)

Projected benefit obligation at end of measurement year (September 30)	$425,704	$418,091	$48,221	$43,616

The investment objective of the Plan is to maximize the return on Plan assets over a long time horizon, while meeting the Plan obligations. At September 30, 2006, Plan assets were invested 72% in equity investments and 28% in bonds, with an average duration of 3.7 years on bond investments. The estimated life of benefit obligations was 12 years. Management believes that this mix is appropriate for the current economic environment.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
HUNTINGTON BANCSHARES INCORPORATED
Changes to certain actuarial assumptions, including a higher discount rate decreased the pension benefit obligation at September 30, 2006 by $12.8 million.
The following table reconciles the beginning and ending balances of the fair value of Plan assets with the amounts recognized in the consolidated balance sheets at the September 30 measurement date:

	Pension Benefits

(in thousands of dollars)	2006	2005

Fair value of plan assets at beginning of measurement year (September 30)	$440,787	$353,222
Changes due to:
Actual return on plan assets	30,232	40,798
Employer contributions	29,800	63,600
Settlements	(12,313)	(9,936)
Benefits paid	(7,491)	(6,897)

Total changes	40,228	87,565

Fair value of plan assets at end of measurement year (September 30)	$481,015	$440,787

Huntington’s accumulated benefit obligation under the Plan was $384 million and $372 million at September 30, 2006 and 2005, respectively. In both years, the fair value of Huntington’s plan assets exceeded its accumulated benefit obligation.
The following table shows the components of net periodic benefit cost recognized in the three years ended December 31, 2006:

	Pension Benefits			Post-Retirement Benefits

(in thousands of dollars)	2006	2005	2004	2006	2005	2004

Service cost	$17,552	$14,186	$12,159	$1,302	$1,378	$1,302
Interest cost	22,157	19,016	17,482	2,332	2,903	3,209
Expected return on plan assets	(33,577)	(25,979)	(21,530)	—	—	—
Amortization of transition asset	(1)	(4)	1	1,104	1,104	1,104
Amortization of prior service cost	1	1	1	489	379	583
Amortization of gain	—	—	—	(722)	(126)	—
Settlements	3,565	3,642	3,151	—	—	—
Recognized net actuarial loss	17,509	10,689	7,936	—	—	—

Benefit cost	$27,206	$21,551	$19,200	$4,505	$5,638	$6,198

Included in service costs are $0.4 million, $0.3 million and $0.3 million of plan expenses that were recognized in the three years ended December 31, 2006, 2005 and 2004. It is Huntington’s policy to recognize settlement gains and losses as incurred. Management expects net periodic pension cost to approximate $17.6 million and net periodic post-retirement benefits cost to approximate $5.5 million for 2007.
The estimated transition asset and prior service cost for the Plan that will be amortized from accumulated other comprehensive income into net periodic benefit cost over the next fiscal year are less than $0.1 million. The estimated transition asset, prior service cost and net gain for the post-retirement benefit plan that will be amortized from accumulated other comprehensive income into net periodic benefit cost over the next fiscal year is $1.1 million, $0.6 million and ($0.3 million), respectively.
Under the Medicare Prescription Drug, Improvement and Modernization Act of 2003, Huntington has registered for the Medicare subsidy and a $15.5 million reduction in the post-retirement obligation is being recognized over a 10-year period beginning October 1, 2005.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
HUNTINGTON BANCSHARES INCORPORATED
At September 30, 2006 and 2005, The Huntington National Bank, as trustee, held all Plan assets. The Plan assets consisted of investments in a variety of Huntington mutual funds and Huntington common stock as follows:

	Fair Value

	2006		2005

(in thousands of dollars)	Balance	%	Balance	%

Huntington funds — money market	$820	—%	$164	—%
Huntington funds — equity funds	331,022	69	300,080	68
Huntington funds — fixed income funds	133,641	28	125,971	29
Huntington common stock	15,532	3	14,572	3

Fair value of plan assets (September 30)	$481,015	100%	$440,787	100%

The number of shares of Huntington common stock held by the Plan was 642,364 at December 31, 2006 and 2005. The Plan has acquired and held Huntington common stock in compliance at all times with Section 407 of the Employee Retirement Income Security Act of 1978.
Dividends and interest received by the Plan during 2006 and 2005 were $33.4 million and $18.9 million, respectively.
At December 31, 2006, the following table shows when benefit payments, which include expected future service, as appropriate, were expected to be paid:

	Pension	Post-Retirement
(in thousands of dollars)	Benefits	Benefits

Fiscal Year:
2007	$22,412	$4,134
2008	23,105	4,201
2009	23,876	4,275
2010	24,864	4,356
2011	26,526	4,439
2012 through 2016	144,273	21,926
Although not legally required, Huntington made a discretionary contribution to the Plan of $29.8 million in June 2006. There is no expected minimum contribution for 2007 to the Plan. However, Huntington may choose to make a contribution to the Plan up to the maximum deductible limit in the 2007 plan year. Expected contributions for 2007 to the post-retirement benefit plan are $3.2 million.
The assumed health-care cost trend rate has a significant effect on the amounts reported. A one percentage point increase would increase service and interest costs and the post-retirement benefit obligation by less than $0.1 million, respectively. A one-percentage point decrease would reduce service and interest costs and the post-retirement benefit obligation by less than $0.1 million, respectively. The 2007 health-care cost trend rate was projected to be 9.60% for pre-65 participants and 9.70% for post-65 participants compared with an estimate of 9.78% for pre-65 participants and 9.46% for post-65 participants in 2005. These rates are assumed to decrease gradually until they reach 5.0% for both pre-65 participants and post-65 participants in the year 2018 and remain at that level thereafter. Huntington updated the immediate health-care cost trend rate assumption based on current market data and Huntington’s claims experience. This trend rate is expected to decline over time to a trend level consistent with medical inflation and long-term economic assumptions.
Huntington also sponsors other retirement plans, the most significant being the Supplemental Executive Retirement Plan and the Supplemental Retirement Income Plan. These plans are nonqualified plans that provide certain current and former officers and directors of Huntington and its subsidiaries with defined pension benefits in excess of limits imposed by federal tax law. At December 31, 2006, Huntington has a pension liability of $27.9 million associated with these plans. At December 31, 2005, the accrued pension liability for these plans totaled $26.6 million. Pension expense for the plans was $2.6 million, $2.3 million, and $2.1 million in 2006, 2005, and 2004, respectively. Huntington recorded a ($0.3 million) and $0.8 million, net of tax, minimum pension liability adjustment within other comprehensive income associated with these unfunded plans in 2006 and 2005, respectively. The adoption of Statement No. 158 eliminated the need to record any further minimum pension liability adjustments associated with these plans.
On December 31, 2006, Huntington adopted the recognition provisions of Statement No. 158, which required Huntington to recognize the funded status of the defined benefit plans on its Consolidated Balance Sheet. Statement No. 158 also required

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
HUNTINGTON BANCSHARES INCORPORATED
recognition of actuarial gains and losses, prior service cost, and any remaining transition amounts from the initial application of Statements 87 and 106 as a component of accumulated other comprehensive income, net of tax.
The following table illustrates the effect of applying Statement No. 158 for all defined benefit plans on Huntington’s Consolidated Balance Sheet as of December 31, 2006.

	Before		After
	Adoption of		Adoption of
(in thousands of dollars)	Statement No. 158	Adjustments	Statement No. 158

Accrued income and other assets	$ 1,187,932	$(125,081)	$ 1,062,851
Total assets	35,454,100	(125,081)	35,329,019
Accrued expenses and other liabilities	591,354	2,680	594,034
Deferred federal income tax liability	488,637	(44,716)	443,921
Total liabilities	32,356,729	(42,036)	32,314,693
Accumulated other comprehensive income	27,979	(83,045)	(55,066)
Total shareholders’ equity	3,097,371	(83,045)	3,014,326
The following table presents the amounts recognized in the consolidated balance sheets at December 31, 2006 after the adoption of Statement No. 158 for all of Huntington defined benefit plans.:

(in thousands of dollars)	December 31, 2006

Accrued income and other assets	$55,311
Accrued expenses and other liabilities	75,230
Amounts recognized in accumulated other comprehensive income as of December 31, 2006 consist of:

(in thousands of dollars)	December 31, 2006

Net actuarial loss	$(78,209)
Prior service cost	(3,808)
Transition liability	(4,311)

Defined benefit pension plans	$(86,328)

The following table presents the funded status of the Plan and the post-retirement benefit plan with the amounts recognized in the consolidated balance sheet as of December 31, 2005 prior to the adoption of Statement No. 158:

	Pension	Post-Retirement
(in thousands of dollars)	Benefits	Benefits

Projected benefit obligation less (greater) than plan assets	$22,696	$(43,616)
Unrecognized net actuarial loss (gain)	153,308	(11,586)
Unrecognized prior service cost	1,788	3,476
Unrecognized transition liability, net of amortization	6	7,728

Prepaid (accrued) benefit costs, at measurement date	177,798	(43,998)
Contribution made after measurement date	—	1,018

Prepaid (accrued) benefit costs	$177,798	$(42,980)

Huntington has a defined contribution plan that is available to eligible employees. Huntington matches participant contributions dollar for dollar, up to the first 3% of base pay contributed to the plan. The match is 50 cents on the dollar on the 4th and 5th percent of base pay contributed to the plan. The cost of providing this plan was $10.3 million in 2006, $9.6 million in 2005, and $9.2 million in 2004. The number of shares of Huntington common stock held by this plan was 6,708,731 at December 31, 2006, and 7,322,653 at December 31, 2005. The market value of these shares was $159.3 million and $173.9 million at the same respective dates. Dividends received by the plan were $20.3 million during 2006 and $13.9 million during 2005.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
HUNTINGTON BANCSHARES INCORPORATED
22. FAIR VALUE OF FINANCIAL INSTRUMENTS
The carrying amounts and estimated fair values of Huntington’s financial instruments at December 31 are presented in the following table:

	2006		2005

	Carrying		Carrying
(in thousands of dollars)	Amount	Fair Value	Amount	Fair Value

Financial Assets:
Cash and short-term assets	$1,594,915	$1,594,915	$1,063,167	$1,063,167
Trading account securities	36,056	36,056	8,619	8,619
Mortgages held for sale	270,422	270,422	294,344	294,344
Investment securities	4,362,924	4,362,924	4,526,520	4,526,520
Net loans and direct financing leases	25,811,357	25,945,357	24,203,819	24,222,819
Derivatives	44,793	44,793	30,274	30,274
Financial Liabilities:
Deposits	(25,047,770)	(23,754,770)	(22,409,675)	(21,338,675)
Short-term borrowings	(1,676,189)	(1,676,189)	(1,889,260)	(1,889,260)
Federal Home Loan Bank advances	(996,821)	(996,821)	(1,155,647)	(1,155,647)
Subordinated notes	(2,229,140)	(2,229,140)	(1,023,371)	(1,023,371)
Other long term debt	(1,286,657)	(1,351,657)	(2,418,419)	(2,479,419)
Derivatives	(27,041)	(27,041)	(27,427)	(27,427)
The short-term nature of certain assets and liabilities result in their carrying value approximating fair value. These include trading account securities, customers’ acceptance liabilities, short-term borrowings, bank acceptances outstanding, Federal Home Loan Bank Advances and cash and short-term assets, which include cash and due from banks, interest-bearing deposits in banks, and federal funds sold and securities purchased under resale agreements. Loan commitments and letters of credit generally have short-term, variable-rate features and contain clauses that limit Huntington’s exposure to changes in customer credit quality. Accordingly, their carrying values, which are immaterial at the respective balance sheet dates, are reasonable estimates of fair value.
Certain assets, the most significant being operating lease assets, bank owned life insurance, and premises and equipment, do not meet the definition of a financial instrument and are excluded from this disclosure. Similarly, mortgage and non-mortgage servicing rights, deposit base, and other customer relationship intangibles are not considered financial instruments and are not discussed below. Accordingly, this fair value information is not intended to, and does not, represent Huntington’s underlying value. Many of the assets and liabilities subject to the disclosure requirements are not actively traded, requiring fair values to be estimated by management. These estimations necessarily involve the use of judgment about a wide variety of factors, including but not limited to, relevancy of market prices of comparable instruments, expected future cash flows, and appropriate discount rates.
The following methods and assumptions were used by Huntington to estimate the fair value of the remaining classes of financial instruments:

–	Loans held for sale — valued using outstanding commitments from investors.

–	Investment securities — based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments. Retained interests in securitized assets are valued using a discounted cash flow analysis. The carrying amount and fair value of securities exclude the fair value of asset/liability management interest rate contracts designated as hedges of securities available for sale.

–	Loans and direct financing leases — variable-rate loans that reprice frequently are based on carrying amounts, as adjusted for estimated credit losses. The fair values for other loans and leases are estimated using discounted cash flow analyses and employ interest rates currently being offered for loans and leases with similar terms. The rates take into account the position of the yield curve, as well as an adjustment for prepayment risk, operating costs, and profit. This value is also reduced by an estimate of probable losses in the loan and lease portfolio.

–	Deposits — demand deposits, savings accounts, and money market deposits are, by definition, equal to the amount payable on demand. The fair values of fixed-rate time deposits are estimated by discounting cash flows using interest rates currently being offered on certificates with similar maturities.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
HUNTINGTON BANCSHARES INCORPORATED

–	Debt — fixed-rate, long-term debt is based upon quoted market prices or, in the absence of quoted market prices, discounted cash flows using rates for similar debt with the same maturities. The carrying amount of variable-rate obligations approximates fair value.
23. DERIVATIVE FINANCIAL INSTRUMENTS
Derivatives used in Asset and Liability Management Activities
The following table presents the gross notional values of derivatives used in Huntington’s Asset and Liability Management activities at December 31, 2006, identified by the underlying interest rate-sensitive instruments:

	Fair Value	Cash Flow
(in thousands of dollars)	Hedges	Hedges	Total

Instruments associated with:
Deposits	$635,000	$315,000	$950,000
Federal Home Loan Bank advances	—	325,000	325,000
Subordinated notes	750,000	—	750,000
Other long-term debt	50,000	—	50,000

Total notional value at December 31, 2006	$1,435,000	$640,000	$2,075,000

The following table presents additional information about the interest rate swaps used in Huntington’s Asset and Liability Management activities at December 31, 2006:

				Weighted-Average Rate
		Average
	Notional	Maturity	Fair
(in thousands of dollars)	Value	(years)	Value	Receive	Pay

Liability conversion swaps
Receive fixed — generic	$800,000	9.7	$4,008	5.31%	5.59%
Receive fixed — callable	635,000	6.4	(13,459)	4.54	5.27
Pay fixed — generic	640,000	2.6	(191)	5.36	4.91

Total liability conversion swaps	$2,075,000	6.5	$(9,642)	5.09%	5.28%

Interest rate caps used in Huntington’s Asset and Liability Management activities at December 31, 2006, are shown in the table below:

		Average
	Notional	Maturity	Fair	Weighted-Average
(in thousands of dollars)	Value	(years)	Value	Strike Rate

Interest rate caps — purchased	$500,000	2.1	$1,668	5.5%

These derivative financial instruments were entered into for the purpose of altering the interest rate risk of assets and liabilities. Consequently, net amounts receivable or payable on contracts hedging either interest earning assets or interest bearing liabilities were accrued as an adjustment to either interest income or interest expense. The net amount resulted in a decrease to net interest income of ($3.1 million) in 2006 and an increase of $23.6 million and $24.0 million in 2005 and 2004, respectively.
The amounts recognized in connection with the ineffective portion of Huntington’s fair value hedging in 2006 was $1.4 million, the amounts in 2005 and 2004 were insignificant. During 2006, 2005, and 2004, an insignificant net loss was recognized in connection with the ineffective portion of its cash flow hedging instruments. No amounts were excluded from the assessment of effectiveness during 2006, 2005, and 2004 for derivatives designated as either fair value or cash flow hedges.
At December 31, 2005, the fair value of the swap portfolio used for asset and liability management was a liability of $13.9 million. These values must be viewed in the context of the overall financial structure of Huntington, including the aggregate net position of all on- and off-balance sheet financial instruments. Collateral agreements are regularly entered into as part of the underlying derivative agreements with Huntington’s counterparties to mitigate the credit risk associated with derivatives. At December 31, 2006 and 2005, aggregate credit risk associated with these derivatives, net of collateral that has been pledged by the counterparty, was $42.6 million and $26.2 million, respectively. The credit risk associated with interest rate swaps is calculated after considering master netting agreements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
HUNTINGTON BANCSHARES INCORPORATED
During the first quarter of 2006, Huntington terminated asset and liability conversion interest rate swaps with a total notional value of $2.5 billion. The terminations generated gross gains of $34.9 million and gross losses of $34.5 million, resulting in a net deferred gain of $0.4 million. The net gain (loss) is being amortized into interest income over the remainder of the original terms of the terminated swaps. In 2006, a total of ($1.9 million) was recognized in interest income while ($0.8 million) was recognized in other non-interest income. The additional amounts will be recognized as follows: 2007: $2.9 million, 2008: ($1.4 million), 2009: $0.1 million, and 2010: $1.5 million.
A total of $0.9 million of the unrealized net gain on cash flow hedges is expected to be recognized in 2007.
Derivatives Used in Mortgage Banking Activities
The following is a summary of the derivative assets and liabilities that Huntington used in its mortgage banking activities:

	At December 31,

(in thousands of dollars)	2006	2005

Derivative assets:
Interest rate lock agreements	$236	$669
Forward trades and options	1,176	172

Total derivative assets	1,412	841

Derivative liabilities:
Interest rate lock agreements	(838)	(328)
Forward trades and options	(699)	(1,947)

Total derivative liabilities	(1,537)	(2,275)

Net derivative liability	$(125)	$(1,434)

Derivatives Used in Trading Activities
Various derivative financial instruments are offered to enable customers to meet their financing and investing objectives and for their risk management purposes. Derivative financial instruments used in trading activities consisted predominantly of interest rate swaps, but also included interest rate caps, floors, and futures, as well as foreign exchange options. Interest rate options grant the option holder the right to buy or sell an underlying financial instrument for a predetermined price before the contract expires. Interest rate futures are commitments to either purchase or sell a financial instrument at a future date for a specified price or yield and may be settled in cash or through delivery of the underlying financial instrument. Interest rate caps and floors are option-based contracts that entitle the buyer to receive cash payments based on the difference between a designated reference rate and a strike price, applied to a notional amount. Written options, primarily caps, expose Huntington to market risk but not credit risk. Purchased options contain both credit and market risk. The interest rate risk of these customer derivatives is mitigated by entering into similar derivatives having offsetting terms with other counterparties.
Supplying these derivatives to customers results in non-interest income. These instruments are carried at fair value in other assets with gains and losses reflected in other non-interest income. Total trading revenue for customer accommodation was $10.8 million in 2006, $8.3 million in 2005, and $8.8 million in 2004. The total notional value of derivative financial instruments used by Huntington on behalf of customers, including offsetting derivatives was $4.6 billion at the end of 2006 and $4.2 billion at the end of the prior year. Huntington’s credit risk from interest rate swaps used for trading purposes was $40.0 million and $44.3 million at the same dates.
Huntington also uses certain derivative financial instruments to offset changes in value of its residential mortgage servicing assets. These derivatives consist primarily of forward interest rate agreements, and forward mortgage securities. The derivative instruments used are not designated as hedges under Statement No. 133. Accordingly, such derivatives are recorded at fair value with changes in fair value reflected in mortgage banking income. The total notional value of these derivative financial instruments at December 31, 2006, was $2.6 billion. The total notional amount corresponds to trading assets with a fair value of $40.0 million and trading liabilities with a fair value of $17.5 million. Total gains and losses for the three years ended December 31, 2006, 2005 and 2004 were $1.6 million, ($2.5 million), and ($0.2 million), respectively and were also included in other non-interest income.
In connection with securitization activities, Huntington purchased interest rate caps with a notional value totaling $1.6 billion. These purchased caps were assigned to the securitization trust for the benefit of the security holders. Interest rate caps were also sold totaling $1.6 billion outside the securitization structure. Both the purchased and sold caps are marked to market through income.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
HUNTINGTON BANCSHARES INCORPORATED
24. COMMITMENTS AND CONTINGENT LIABILITIES
Commitments to Extend Credit
In the ordinary course of business, Huntington makes various commitments to extend credit that are not reflected in the financial statements. The contract amount of these financial agreements, representing the credit risk, at December 31 were:

	At December 31,

(in millions of dollars)	2006	2005

Contract amount represents credit risk
Commitments to extend credit
Commercial	$4,416	$3,316
Consumer	3,374	3,046
Commercial real estate	1,645	1,567
Standby letters of credit	1,156	1,079
Commercial letters of credit	54	47
Commitments to extend credit generally have fixed expiration dates, are variable-rate, and contain clauses that permit Huntington to terminate or otherwise renegotiate the contracts in the event of a significant deterioration in the customer’s credit quality. These arrangements normally require the payment of a fee by the customer, the pricing of which is based on prevailing market conditions, credit quality, probability of funding, and other relevant factors. Since many of these commitments are expected to expire without being drawn upon, the contract amounts are not necessarily indicative of future cash requirements. The interest rate risk arising from these financial instruments is insignificant as a result of their predominantly short-term, variable-rate nature.
Standby letters of credit are conditional commitments issued to guarantee the performance of a customer to a third party. These guarantees are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing, and similar transactions. Most of these arrangements mature within two years. At December 31, 2006, approximately 47% of standby letters of credit are collateralized and most are expected to expire without being drawn upon. The carrying amount of deferred revenue associated with these guarantees was $4.3 million and $4.0 million at December 31, 2006, and 2005, respectively.
Commercial letters of credit represent short-term, self-liquidating instruments that facilitate customer trade transactions and have maturities of no longer than 90 days. The merchandise or cargo being traded normally secures these instruments.
Commitments to Sell Loans
Huntington enters into forward contracts relating to its mortgage banking business. At December 31, 2006 and 2005, Huntington had commitments to sell residential real estate loans of $319.9 million and $348.3 million, respectively. These contracts mature in less than one year.
During the 2005 second quarter, Huntington entered into a two-year agreement to sell a minimum of 50% of monthly automobile loan production at the cost of such loans, subject to certain limitations, provided the production meets certain pricing, asset quality, and volume parameters. At December 31, 2006 and 2005, approximately $44.3 million and $51.6 million, respectively, of automobile loans related to this commitment were classified as held for sale.
Litigation
In the ordinary course of business, there are various legal proceedings pending against Huntington and its subsidiaries. In the opinion of management, the aggregate liabilities, if any, arising from such proceedings are not expected to have a material adverse effect on Huntington’s consolidated financial position, results of operations, or cash flows.
Commitments Under Capital and Operating Lease Obligations
At December 31, 2006, Huntington and its subsidiaries were obligated under noncancelable leases for land, buildings, and equipment. Many of these leases contain renewal options and certain leases provide options to purchase the leased property during or at the expiration of the lease period at specified prices. Some leases contain escalation clauses calling for rentals to be adjusted for increased real estate taxes and other operating expenses or proportionately adjusted for increases in the consumer or other price indices.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
HUNTINGTON BANCSHARES INCORPORATED
The future minimum rental payments required under operating leases that have initial or remaining noncancelable lease terms in excess of one year as of December 31, 2006, were $31.6 million in 2007, $29.8 million in 2008, $28.4 million in 2009, $26.2 million in 2010, $24.9 million in 2011, and $135.7 million thereafter. At December 31, 2006, total minimum lease payments have not been reduced by minimum sublease rentals of $62.2 million due in the future under noncancelable subleases. At December 31, 2006, the future minimum sublease rental payments that Huntington expects to receive are $16.2 million in 2007; $13.7 million in 2008; $12.9 million in 2009; $10.3 million in 2010; $7.5 million in 2011; and $1.7 million thereafter. The rental expense for all operating leases was $34.8 million, $34.0 million, and $40.4 million for 2006, 2005, and 2004, respectively. Huntington had no material obligations under capital leases.

25.	OTHER REGULATORY MATTERS
On March 1, 2005, Huntington announced entering into a formal written agreement with the Federal Reserve Bank of Cleveland (FRBC), providing for a comprehensive action plan designed to enhance corporate governance, internal audit, risk management, accounting policies and procedures, and financial and regulatory reporting. The agreement called for independent third-party reviews, as well as the submission of written plans and progress reports by Management.
On May 10, 2006, Huntington announced that the FRBC notified Huntington’s board of directors that Huntington had satisfied the provisions of the written agreement dated February 28, 2005, and that the FRBC, under delegated authority of the Board of Governors of the Federal Reserve System, had terminated the written agreement.
Huntington and its bank subsidiary, The Huntington National Bank, are subject to various regulatory capital requirements administered by federal and state banking agencies. These requirements involve qualitative judgments and quantitative measures of assets, liabilities, capital amounts, and certain off-balance sheet items as calculated under regulatory accounting practices. Failure to meet minimum capital requirements can initiate certain actions by regulators that, if undertaken, could have a material adverse effect on Huntington’s and The Huntington National Bank’s financial statements. Applicable capital adequacy guidelines require minimum ratios of 4.00% for Tier 1 Risk-based Capital, 8.00% for Total Risk-based Capital, and 4.00% for Tier 1 Leverage Capital. To be considered “well-capitalized” under the regulatory framework for prompt corrective action, the ratios must be at least 6.00%, 10.00%, and 5.00%, respectively.
As of December 31, 2006, Huntington and The Huntington National Bank (the Bank) met all capital adequacy requirements and had regulatory capital ratios in excess of the levels established for “well-capitalized” institutions. The period-end capital amounts and capital ratios of Huntington and the Bank are as follows:

	Tier 1		Total Capital		Tier 1 Leverage

(in millions of dollars)	2006	2005	2006	2005	2006	2005

Huntington Bancshares Incorporated
Amount	$2,784	$2,701	$3,986	$3,678	$2,784	$2,701
Ratio	8.93%	9.13%	12.79%	12.42%	8.00%	8.34%
The Huntington National Bank
Amount	$1,990	$1,902	$3,214	$3,087	$1,990	$1,902
Ratio	6.47%	6.82%	10.44%	10.56%	5.81%	6.21%
Tier 1 Risk-based Capital consists of total equity plus qualifying capital securities and minority interest, excluding unrealized gains and losses accumulated in other comprehensive income, and non-qualifying intangible and servicing assets. Total Risk-based Capital is Tier 1 Risk-based Capital plus qualifying subordinated notes and allowable allowances for credit losses (limited to 1.25% of total risk-weighted assets). Tier 1 Leverage Capital is equal to Tier 1 Capital. Both Tier 1 Capital and Total Capital ratios are derived by dividing the respective capital amounts by net risk-weighted assets, which are calculated as prescribed by regulatory agencies. Tier 1 Leverage Capital ratio is calculated by dividing the Tier 1 capital amount by average adjusted total assets for the fourth quarter of 2006 and 2005, less non-qualifying intangibles and other adjustments.
Huntington and its subsidiaries are also subject to various regulatory requirements that impose restrictions on cash, debt, and dividends. The Bank is required to maintain cash reserves based on the level of certain of its deposits. This reserve requirement may be met by holding cash in banking offices or on deposit at the Federal Reserve Bank. During 2006 and 2005, the average balance of these deposits were $43.7 million and $57.6 million, respectively.
Under current Federal Reserve regulations, the Bank is limited as to the amount and type of loans it may make to the parent company and non-bank subsidiaries. At December 31, 2006, the Bank could lend $321.3 million to a single affiliate, subject to the qualifying collateral requirements defined in the regulations.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS	HUNTINGTON BANCSHARES INCORPORATED

Dividends from the Bank are one of the major sources of funds for Huntington. These funds aid the parent company in the payment of dividends to shareholders, expenses, and other obligations. Payment of dividends to the parent company is subject to various legal and regulatory limitations. Regulatory approval is required prior to the declaration of any dividends in excess of available retained earnings. The amount of dividends that may be declared without regulatory approval is further limited to the sum of net income for the current year and retained net income for the preceding two years, less any required transfers to surplus or common stock. At December 31, 2006, the bank could have declared and paid $0.7 million of additional dividends to the parent company without regulatory approval.
26. PARENT COMPANY FINANCIAL STATEMENTS
The parent company condensed financial statements, which include transactions with subsidiaries, are as follows.

Balance Sheets	December 31,

(in thousands of dollars)	2006	2005

ASSETS
Cash and cash equivalents	$412,724	$227,115
Due from The Huntington National Bank	31,481	250,771
Due from non-bank subsidiaries	277,245	205,208
Investment in The Huntington National Bank	2,035,175	1,660,905
Investment in non-bank subsidiaries	725,875	584,259
Accrued interest receivable and other assets	45,592	128,303

Total assets	$3,528,092	$3,056,561

LIABILITIES AND SHAREHOLDERS’ EQUITY
Short-term borrowings	$3,252	$3,034
Long-term borrowings	329,898	309,279
Dividends payable, accrued expenses, and other liabilities	180,616	186,747

Total liabilities	513,766	499,060

Shareholders’ equity	3,014,326	2,557,501

Total liabilities and shareholders’ equity	$3,528,092	$3,056,561

Statements of Income	Year Ended December 31,

(in thousands of dollars)	2006	2005	2004

Income
Dividends from
The Huntington National Bank	$575,000	$180,000	$400,000
Non-bank subsidiaries	47,476	3,800	8,202
Interest from
The Huntington National Bank	13,167	35,253	13,417
Non-bank subsidiaries	10,880	8,770	7,638
Management fees from subsidiaries	9,539	30,539	34,603
Other	23	406	(810)

Total income	656,085	258,768	463,050

Expense
Personnel costs	31,427	25,060	32,227
Interest on borrowings	17,856	22,772	4,317
Other	20,040	24,741	36,738

Total expense	69,323	72,573	73,282

Income before income taxes and equity in undistributed net income of subsidiaries	586,762	186,195	389,768
Income taxes	(20,922)	(2,499)	(4,223)

Income before equity in undistributed net income of subsidiaries	607,684	188,694	393,991
Increase (decrease) in undistributed net income of:
The Huntington National Bank	(142,672)	208,061	(9,073)
Non-bank subsidiaries	(3,791)	15,336	14,007

Net income	$461,221	$412,091	$398,925

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS	HUNTINGTON BANCSHARES INCORPORATED

Statements of Cash Flows	Year Ended December 31,

(in thousands of dollars)	2006	2005	2004

Operating activities
Net income	$461,221	$412,091	$398,925
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in undistributed net income of subsidiaries	146,463	(223,397)	(4,934)
Depreciation and amortization	2,150	2,674	2,690
Change in other, net	170,367	(49,557)	(13,609)

Net cash provided by operating activities	780,201	141,811	383,072

Investing activities
Repayments from subsidiaries	370,049	154,152	117,314
Advances to subsidiaries	(397,216)	(206,765)	(80,197)
Proceeds from sale of securities available for sale	—	—	—

Net cash provided by (used in) investing activities	(27,167)	(52,613)	37,117

Financing activities
Proceeds from issuance of long-term borrowings	250,200	—	—
Payment of borrowings	(249,515)	(99,437)	(101,541)
Dividends paid on common stock	(231,117)	(200,628)	(168,075)
Acquisition of treasury stock	(378,835)	(231,656)	—
Proceeds from issuance of common stock	41,842	39,194	47,239

Net cash used for financing activities	(567,425)	(492,527)	(222,377)

Change in cash and cash equivalents	185,609	(403,329)	197,812
Cash and cash equivalents at beginning of year	227,115	630,444	432,632

Cash and cash equivalents at end of year	$412,724	$227,115	$630,444

Supplemental disclosure:
Interest paid	$17,856	$22,754	$18,495
27. SEGMENT REPORTING
Huntington has three distinct lines of business: Regional Banking, Dealer Sales, and the Private Financial and Capital Markets Group (PFCMG). A fourth segment includes the Treasury function and other unallocated assets, liabilities, revenue, and expense. Lines of business results are determined based upon the Company’s management reporting system, which assigns balance sheet and income statement items to each of the business segments. The process is designed around the Company’s organizational and management structure and, accordingly, the results derived are not necessarily comparable with similar information published by other financial institutions. An overview of this system is provided below, along with a description of each segment and discussion of financial results. Prior year results have been reclassified to conform to the current year business segment structure.
The following provides a brief description of the four operating segments of Huntington:
Regional Banking: This segment provides traditional banking products and services to consumer, small business, and commercial customers located in eight operating regions within the five states of Ohio, Michigan, West Virginia, Indiana, and Kentucky. It provides these services through a banking network of 371 branches, over 980 ATMs, plus on-line and telephone banking channels. It also provides certain services outside of these five states, including mortgage banking and equipment leasing. Each region is further divided into Retail and Commercial Banking units. Retail products and services include home equity loans and lines of credit, first mortgage loans, direct installment loans, small business loans, personal and business deposit products, as well as sales of investment and insurance services. Retail Banking accounts for 59% and 78% of total Regional Banking average loans and deposits, respectively. Commercial Banking serves middle market commercial banking relationships, which use a variety of banking products and services including, but not limited to, commercial loans, international trade, cash management, leasing, interest rate protection products, capital market alternatives, 401(k) plans, and mezzanine investment capabilities.
Dealer Sales: This segment provides a variety of banking products and services to more than 3,500 automotive dealerships within the Company’s primary banking markets, as well as in Arizona, Florida, Georgia, New Jersey, North Carolina, Pennsylvania,

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS	HUNTINGTON BANCSHARES INCORPORATED

South Carolina, and Tennessee. Dealer Sales finances the purchase of automobiles by customers at the automotive dealerships, purchases automobiles from dealers and simultaneously leases the automobiles to consumers under long-term operating or direct finance leases, finances the dealerships’ new and used vehicle inventories, dealership real estate, or dealer working capital needs, and provides other banking services to the automotive dealerships and their owners. Competition from the financing divisions of automobile manufacturers and from other financial institutions is intense. Dealer Sales’ production opportunities are directly impacted by the general automotive sales business, including programs initiated by manufacturers to enhance and increase sales directly. Huntington has been in this line of business for over 50 years.
Private Financial and Capital Markets Group (PFCMG): This segment provides products and services designed to meet the needs of higher net worth customers. Revenue is derived through the sale of trust, asset management, investment advisory, brokerage, insurance, and private banking products and services. It also focuses on financial solutions for corporate and institutional customers that include investment banking, sales and trading of securities, mezzanine capital financing, and risk management products. To serve high net worth customers, a unique distribution model is used that employs a single, unified sales force to deliver products and services mainly through Regional Banking distribution channels.
Treasury/ Other: This segment includes revenue and expense related to assets, liabilities, and equity that are not directly assigned or allocated to one of the other three business segments. Assets in this segment include investment securities and bank owned life insurance. The net interest income/(expense) of this segment includes the net impact of administering our investment securities portfolios as part of overall liquidity management. A match-funded transfer pricing system is used to attribute appropriate funding interest income and interest expense to other business segments. As such, net interest income includes the net impact of any over or under allocations arising from centralized management of interest rate risk. Furthermore, net interest income includes the net impact of derivatives used to hedge interest rate sensitivity. Non-interest income includes miscellaneous fee income not allocated to other business segments, including bank owned life insurance income. Fee income also includes asset revaluations not allocated to other business segments including the valuation adjustment of MSRs to fair value, as well as any investment securities and trading assets gains or losses. The non-interest expense includes certain corporate administrative and other miscellaneous expenses not allocated to other business segments. This segment also includes any difference between the actual effective tax rate of Huntington and the statutory tax rate used to allocate income taxes to the other segments.
Use of Operating Earnings to Measure Segment Performance
Management uses earnings on an operating basis, rather than on a GAAP (reported) basis, to measure underlying performance trends for each business segment. Operating earnings represent reported earnings adjusted to exclude the impact of the significant items listed in the reconciliation table below. Analyzing earnings on an operating basis is very helpful in assessing underlying performance trends, a critical factor used to determine the success of strategies and future earnings capabilities. For the years ending December 31, 2006 and 2005, operating earnings were the same as reported GAAP earnings.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS	HUNTINGTON BANCSHARES INCORPORATED

Listed below is certain operating basis financial information reconciled to Huntington’s 2006, 2005, and 2004 reported results by line of business:

	Regional	Dealer		Treasury/	Huntington
INCOME STATEMENTS (in thousands of dollars)	Banking	Sales	PFCMG	Other	Consolidated

2006
Net interest income	$883,536	$134,931	$73,342	$(72,632)	$1,019,177
Provision for credit losses	(45,320)	(14,206)	(5,665)	—	(65,191)
Non-interest income	351,485	83,867	156,500	(30,783)	561,069
Non-interest expense	(651,935)	(112,448)	(142,396)	(94,215)	(1,000,994)
Income taxes	(188,218)	(32,250)	(28,624)	196,252	(52,840)

Operating earnings and net income as reported	$349,548	$59,894	$53,157	$(1,378)	$461,221

2005
Net interest income	$779,413	$145,526	$73,410	$(35,938)	$962,411
Provision for credit losses	(51,246)	(25,922)	(4,131)	—	(81,299)
Non-interest income	310,437	169,876	135,150	16,819	632,282
Non-interest expense	(588,713)	(187,504)	(131,195)	(62,408)	(969,820)
Income taxes	(157,462)	(35,691)	(25,632)	87,302	(131,483)

Operating earnings and net income as reported	$292,429	$66,285	$47,602	$5,775	$412,091

2004
Net interest income	$677,953	$149,743	$62,091	$21,587	$911,374
Provision for credit losses	(7,714)	(44,697)	(2,651)	—	(55,062)
Non-interest income	307,649	320,223	134,037	42,483	804,392
Non-interest expense	(593,328)	(325,935)	(124,441)	(79,691)	(1,123,395)
Income taxes	(134,597)	(34,766)	(24,162)	45,159	(148,366)

Operating earnings	249,963	64,568	44,874	29,538	388,943
Restructuring releases, net of taxes	—	—	—	748	748
Gain on sale of automobile loans, net of taxes	—	8,598	—	636	9,234

Net income	$249,963	$73,166	$44,874	$30,922	$398,925

	Assets		Deposits
	At December 31,		At December 31,

BALANCE SHEETS (in millions of dollars)	2006	2005	2006	2005

Regional Banking	$20,933	$18,850	$20,231	$17,957
Dealer Sales	5,003	5,613	59	65
PFCMG	2,153	2,010	1,162	1,180
Treasury/Other	7,240	6,292	3,596	3,208

Total	$35,329	$32,765	$25,048	$22,410

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS	HUNTINGTON BANCSHARES INCORPORATED

28. QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)
The following is a summary of the unaudited quarterly results of operations, for the years ended December 31, 2006 and 2005:

	2006

(in thousands, of dollars except per share data)	Fourth	Third	Second	First

Interest income	$544,841	$538,988	$521,903	$464,787
Interest expense	(286,852)	(283,675)	(259,708)	(221,107)

Net interest income	257,989	255,313	262,195	243,680

Provision for credit losses	(15,744)	(14,162)	(15,745)	(19,540)
Non-interest income	140,606	97,910	163,019	159,534
Non-interest expense	(267,790)	(242,430)	(252,359)	(238,415)

Income before income taxes	115,061	96,631	157,110	145,259
(Provision) benefit for income taxes	(27,346)	60,815	(45,506)	(40,803)

Net income	$87,715	$157,446	$111,604	$104,456

Net income per common share — Basic	$0.37	$0.66	$0.46	$0.45
Net income per common share — Diluted	0.37	0.65	0.46	0.45

	2005

(in thousands of dollars, except per share data)	Fourth	Third	Second	First

Interest income	$442,476	$420,858	$402,326	$376,105
Interest expense	(198,800)	(179,221)	(160,426)	(140,907)

Net interest income	243,676	241,637	241,900	235,198

Provision for credit losses	(30,831)	(17,699)	(12,895)	(19,874)
Non-interest income	147,322	160,740	156,170	168,050
Non-interest expense	(230,355)	(233,052)	(248,136)	(258,277)

Income before income taxes	129,812	151,626	137,039	125,097
Provision for income taxes	(29,239)	(43,052)	(30,614)	(28,578)

Net income	$100,573	$108,574	$106,425	$96,519

Net income per common share — Basic	$0.44	$0.47	$0.46	$0.42
Net income per common share — Diluted	0.44	0.47	0.45	0.41